Exhibit 10.5

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANTTO ITEM 601(B)(10) OF REGULATION S-K, BECAUSE IT IS BOTH NOT MATERIALAND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Execution Version

TRANSACTION AGREEMENT

by and among

SPECIAL VALUE CONTINUATION PARTNERS LLC,

as Seller,

BLACKROCK TCP CAPITAL CORP., solely for the purposes of Section 7.9, Article VIII and Article IX,

as TCPC,

BLACKROCK DLF-C 2026, LLC

as the Company,

TENNENBAUM CAPITAL PARTNERS, LLC,

as the Special Member,

THE NEW INVESTORS AS DESCRIBED HEREIN,

as the New Investors,

and

Pantheon VENTURES (US) LP,

as the Lead Investor Representative

Dated as of August 4, 2026

TABLE OF CONTENTS

-i-

-ii-

SCHEDULES and Exhibits

Schedule I	–	Schedule of Investor Interests
Schedule II	–	Portfolio Loans
Schedule III	–	CLO Notes

-iii-

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (as amended, supplemented or restated from time to time, and together with the Schedules attached hereto, this “Agreement”), dated as of August 4, 2026 (the “Closing Date”), is entered into by and among Special Value Continuation Partners LLC, a Delaware limited liability company (“Seller”), BlackRock DLF-C 2026, LLC, a Delaware limited liability company (the “Company”), BlackRock TCP Capital Corp., a Delaware corporation (“TCPC”) (solely for the purposes of Section 7.9, Article VIII and Article IX), Tennenbaum Capital Partners, LLC, a Delaware limited liability company, in its capacity as the manager of the Company (the “Special Member”), each Person set forth on Schedule I (each, a “New Investor”), and Pantheon Ventures (US) LP, a Delaware limited partnership (the “Lead Investor Representative” and, together with Seller, TCPC (solely for the purposes of Section 7.9, Article VIII and Article IX), the Company, the Special Member and the New Investors, collectively, the “Parties”, and each, a “Party”). All capitalized terms used herein shall have the meanings ascribed to such terms in Article IX or as otherwise defined herein.

W I T N E S S E T H:

WHEREAS, (a) Seller owns 100% of the LLC Interests in the Company, (b) the Company owns 100% of the equity interests in LeveredCo, (c) each of the Company and LeveredCo owns certain investments in the loans as set forth opposite its name on Schedule II (collectively, the “Portfolio Loans” or the “Portfolio”), and (d) LeveredCo has issued collateralized loan obligation notes in the amounts set forth on Schedule III (collectively, the “CLO Notes”);

WHEREAS, Loans comprising the Portfolio were transferred by way of assignment or participation to the Company and/or LeveredCo, as applicable, on the applicable Transfer Dates;

WHEREAS, at the Closing, and upon the terms and subject to the conditions set forth in this Agreement, (a) Seller shall transfer to the New Investors, in the aggregate, all of Seller’s right, title and interest in and to the LLC Interests of the Company representing 95% of the issued and outstanding LLC Interests of the Company (the “Transferred LLC Interests”), with the amount of such LLC Interests being transferred to each New Investor being the amount set forth opposite such New Investor’s name on Schedule I (in each case, such “New Investor’s Transferred LLC Interests”), and (b) each New Investor shall assume from Seller all of Seller’s obligations with respect to such New Investor’s Transferred LLC Interests as set forth in the Second A/R Company LLCA; and

WHEREAS, immediately after the Closing, (a) the New Investors, in the aggregate, shall (i) own 95% of the issued and outstanding LLC Interests of the Company, and (ii) after having made the payments referenced in Section 1.3(c), have obligations to fund 95% of the Aggregate Unfunded Commitment Amount to the Company, and (b) Seller shall (i) own 5% of the issued and outstanding LLC Interests of the Company, and (ii) after having made the payments referenced in Section 1.3(c), have obligations to fund 5% of the Aggregate Unfunded Commitment Amount to the Company.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I.
Closing Transactions

Section 1.1 Pre-Closing Notice; Closing Notice.

(a) Prior to the date of this Agreement, Seller shall have provided to the Lead Investor Representative (i) a statement setting forth Seller’s good faith estimates of (A) the Adjusted Purchase Price, (B) the New Investors’ Closing Date Expenses, (C) the Aggregate Unfunded Commitment Amount, (D) each New Investor’s Closing Date Payment, (E) each New Investor’s Commitment, (F) each New Investor’s Unfunded Commitment, and (G) the Transaction Expenses (the “Estimated Statement”), together with reasonable supporting documentation (including the Unaudited Balance Sheet) regarding the calculation of such amounts, and (ii) capital call notices for each New Investor setting out the Closing Date Payment required to be paid by such New Investor at the Closing and wiring instructions for the Closing Date Payment (each, a “Capital Call Notice”). The Estimated Statement delivered by Seller pursuant to this Section 1.1 was certified in writing to the Lead Investor Representative.

(b) The Estimated Statement shall be based on the Company’s and LeveredCo’s books and records and in accordance with the applicable definitions set forth in this Agreement, and without duplication of items counted in such calculation.

Section 1.2 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, effective as of the Closing, (a) Seller hereby sells, assigns, transfers and conveys to each New Investor, and such New Investor purchases and acquires from Seller, all of Seller’s right, title and interest in and to such New Investor’s Transferred LLC Interests, free and clear of all Liens other than the Limited Transfer Liens, together with all rights appurtenant thereto, including all rights to distributions (whether in respect of profits, liquidation, or otherwise), all voting rights, all economic rights, and all other rights of any nature whatsoever arising out of or relating to such Transferred LLC Interests under the Second A/R Company LLCA, the Delaware Limited Liability Company Act, or otherwise, and (b) each New Investor shall be a member of the Company and hereby assumes and agrees to perform and discharge all obligations of a member of the Company under the Second A/R Company LLCA arising from and after the Closing (including the obligation to fund such New Investor’s Commitment), in exchange for payment by such New Investor to Seller of such New Investor’s Pro Rata Portion of the Adjusted Purchase Price. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, except for such New Investor’s Commitment, no New Investor shall assume from Seller any of Seller’s obligations (other than with respect to Taxes) with respect to the Transferred LLC Interests, that (A) arose or accrued prior to the Closing Date, (B) arose out of any breach by Seller of the limited liability company agreement of the Company occurring prior to the Closing, or (C) relating to any capital contribution obligation of Seller that became due and payable prior to the Closing (collectively, the “Retained Liabilities”).

Section 1.3 Payments at Closing. Upon the Parties’ entry into this Agreement:

(a) each New Investor shall pay to Seller such New Investor’s Pro Rata Portion of the Adjusted Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller in the applicable Capital Call Notice;

(b) each New Investor shall pay to Seller such New Investor’s Pro Rata Portion of 50% of the Transaction Expenses; and

(c) each Investor shall pay to the Company such Investor’s Pro Rata Portion of the Organizational Expenses and Company Expenses (without duplication) required to be paid at Closing as capital contributions made by such Investor to the Company.

Section 1.4 Commitment.

(a) Immediately after giving effect to the Closing, the aggregate capital commitments of Seller and the New Investors to the Company shall be an amount equal to the Aggregate Commitment Amount.

(b) Each of Seller and each New Investor hereby makes a capital commitment to the Company, effective as of the Closing, equal to its Pro Rata Portion of the Aggregate Commitment Amount (such commitment with respect to such Seller or such New Investor, its “Commitment”). After the Closing, each of Seller and each New Investor shall fund capital contributions to the Company to fund the Permitted Purposes and otherwise in accordance with the terms of the Second A/R Company LLCA; provided that, except as the Investors and the Special Member may otherwise agree pursuant to the terms of the Second A/R Company LLCA, the Company shall fund the Permitted Purposes (i) first, by using the remaining available funds from the CLO Notes Financed Amount (which shall not reduce any Investor’s Unfunded Commitment), and (ii) second, by calling capital contributions from each Investor from such Investor’s remaining Unfunded Commitment.

(c) Immediately after giving effect to the Closing and after having made the payments referenced in Section 1.3(c), (i) the New Investors, in the aggregate, shall have obligations to fund 95% of the Aggregate Unfunded Commitment Amount to the Company, and (ii) Seller shall have obligations to fund 5% of the Aggregate Unfunded Commitment Amount to the Company.

Section 1.5 Closing. The closing of the Transactions (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement by the Parties on the Closing Date. The Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.

Section 1.6 Withholding. Each Party, and their applicable Affiliates or agents, will be permitted to deduct and withhold from any amounts paid pursuant to this Agreement any Taxes required to be deducted or withheld therefrom under applicable Law; provided that each Party agrees no U.S federal income tax withholding shall be required with respect to any payments hereunder with respect to any Transferred LLC Interests (in respect of which the requirements of Section 6.1(e) have been satisfied). If any Person intends to withhold pursuant to this Section 1.6 in respect of any amounts payable pursuant to this Agreement, such Person will use commercially reasonable efforts to give the Person with respect to which such deduction and withholding is made at least five (5) Business Days’ prior written notice of such intention and will cooperate in good faith to reduce, mitigate or eliminate the potential withholding to the extent permitted under applicable Law, including through accepting any relevant forms, certificates or other documents. Any Taxes so deducted and withheld will be timely paid by such Person to the applicable Governmental Authority and will be treated for purposes of this Agreement as paid to the Person in respect of whom such deduction and withholding was made.

Section 1.7 Wrong Pockets.

(a) If, after the Closing, the Company or LeveredCo receives any payment in respect of a Portfolio Loan (whether in respect of interest, fees, principal or otherwise) with respect to a period on or prior to the Reference Date, the Company shall notify Seller and the Lead Investor Representative in writing of the receipt of such payment. To the extent that such payment has not been taken into account in the calculation of the Adjusted Purchase Price (the aggregate amount of such payments (if any), the “Company/LeveredCo Wrong Pocket Amount”), such Company/LeveredCo Wrong Pocket Amount shall be held on trust for, and paid by or on behalf of the Company or LeveredCo, as applicable, to Seller within ten (10) Business Days of the later of the Closing Date and the date on which such amount is actually received by the Company or LeveredCo (or such later date as is mutually agreed between Seller and the Special Member); provided, however, that nothing in this Section 1.7 shall be read to supersede the Lead Investor Representative’s rights under Section 1.8 with respect to any such Company/LeveredCo Wrong Pocket Amount that was not taken into account, but should have been taken into account, in the calculation of the Adjusted Purchase Price.

(b) If, after the Closing, TCPC or Seller receives any payment in respect of a Portfolio Loan (whether in respect of interest, fees, principal or otherwise) with respect to a period after the Reference Date (the aggregate amount of such payments (if any), the “Seller/TCPC Wrong Pocket Amount”), Seller shall notify the Company and the Lead Investor Representative in writing of the receipt of such payment. Such Seller/TCPC Wrong Pocket Amount shall be held on trust for, and paid by or on behalf of Seller to, the Company or LeveredCo, as applicable, within ten (10) Business Days of the later of the Closing Date and the date on which such amount is actually received by TCPC or Seller (or such later date as is mutually agreed between Seller and the Special Member).

Section 1.8 Post-Closing Adjustments.

(a) If, on or prior to the date that is ninety (90) days following the Closing Date, Seller discovers that any part of the calculations in the Estimated Statement was incorrect, (i) Seller shall promptly notify the Lead Investor Representative thereof and provide an updated calculation of such items (the “Updated Statement”), and (ii) Section 1.8(d) shall apply.

(b) During the one hundred twenty (120) day period following the Closing Date (the “Review Period”), upon the Lead Investor Representative’s reasonable request, Seller, the Special Member, and the Company shall (i) provide the Lead Investor Representative and its Representatives with reasonable access during normal business hours to the books and records (including final work papers, schedules, memoranda and other similar documents), supporting data and personnel of Seller, the Special Member and the Company, in all cases, related to the items set forth in the Estimated Statement (or Updated Statement, if applicable), for purposes of the Lead Investor Representative’s and its Representatives’ review of the Estimated Statement (or Updated Statement, if applicable) (provided, however, that such access rights are each subject to (x) applicable privileges (including attorney-client privilege), the attorney work product doctrine or similar protections, and (y) confidentiality or other contractual obligations owed by Seller, TCPC, the Company and/or LeveredCo or their respective Affiliates to any third party) and (ii) reasonably cooperate with the Lead Investor Representative and its Representatives in connection with such review. Prior to the expiration of the Review Period, the Lead Investor Representative shall have the right to dispute any part of the calculations in the Estimated Statement (or Updated Statement, if applicable) (each such item, a “Disputed Item”) by delivering a written notice to that effect to Seller (an “Investor Dispute Notice”). Any Investor Dispute Notice shall identify in reasonable detail the Disputed Items and the rationale for such dispute. All items (and all calculations relating thereto) other than Disputed Items will be final, binding and conclusive. If at or prior to the expiration of the Review Period, (i) the Lead Investor Representative notifies the Seller in writing that it has no objections to the Estimated Statement (or Updated Statement, if applicable) or (ii) the Lead Investor Representative fails to deliver an Investor Dispute Notice at or prior to the expiration of the Review Period, then the amounts as set forth in the Estimated Statement (or Updated Statement, if applicable) shall be final, binding and conclusive for purposes of this Agreement. Following Seller’s receipt of an Investor Dispute Notice, the Parties shall cooperate as necessary to negotiate in good faith to resolve the issues identified in the Investor Dispute Notice.

(c) If Seller and the Lead Investor Representative fail to resolve the issues identified in the Investor Dispute Notice within ten (10) Business Days following Seller’s receipt of the Investor Dispute Notice (the “Negotiation Period”), then either Seller or the Lead Investor Representative may submit any unresolved Disputed Items to Lincoln International, or if such firm is unwilling or unable to serve or Seller and the Lead Investor otherwise agree, such other independent nationally recognized accounting or valuation firm, with significant experience in resolving purchase price disputes, that is mutually agreeable to Seller and the Lead Investor Representative (an “Independent Expert”); provided that, in the event Seller and the Lead Investor Representative are unable to mutually agree on an Independent Expert, within five (5) Business Days after the expiration of the Negotiation Period, Seller and the Lead Investor Representative shall each select an independent nationally recognized accounting or valuation firm, with significant experience in resolving purchase price disputes, and instruct such firms to jointly select an Independent Expert on behalf of Seller and the Lead Investor Representative within five (5) days (provided that if either party fails to timely select a firm, the firm timely selected shall serve as the Independent Expert). In the event the parties submit any unresolved Disputed Items to the Independent Expert, each party will submit a written statement (which will be with respect only to the unresolved Disputed Items (but not with respect to any other items)) (each, a “Written Statement”), to the Independent Expert within ten (10) days after the date on which such unresolved Disputed Items were submitted to the Independent Expert for resolution (which Written Statements (together with any supporting documentation) will be provided together by the Independent Expert to both Seller and the Lead Investor Representative on the same date). Seller and the Lead Investor Representative will use their respective reasonable best efforts to cause the Independent Expert to resolve such dispute as soon as practicable, but in any event within thirty (30) days after the date on which the Independent Expert receives the Written Statement prepared by Seller and the Lead Investor Representative. Seller and the Lead Investor Representative will not engage in any ex parte communication with the Independent Expert. Each of Seller and the Lead Investor Representative shall instruct the Independent Expert to resolve such dispute (acting as an expert and not an arbitrator) based solely on the materials and statements submitted by Seller and the Lead Investor Representative (and not by independent review) and to limit the scope of disputes to be resolved by the Independent Expert to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the terms and conditions of this Agreement. Each of Seller and the Lead Investor Representative shall instruct the Independent Expert to assign a value to each Disputed Item that is no greater than the greatest value and no less than the lowest value proposed by Seller and the Lead Investor Representative in their respective Written Statements. The decision of the Independent Expert will be final, binding and conclusive absent fraud or manifest error, and judgment may be entered against Seller or the Lead Investor Representative upon the determination of the Independent Expert in any court having jurisdiction over the party against which such determination is to be enforced. Each party will bear its own costs and expenses in connection with the resolution of such dispute by the Independent Expert. All costs and expenses of the Independent Expert will be borne based upon the percentage which the portion of the contested amount not awarded to the New Investors, on the one hand, and Seller, on the other hand, respectively, bears to the amount actually contested by the Lead Investor Representative and Seller, respectively, in their respective Written Statements. For example, if Seller submits a Written Statement claiming $1,000, and if the Lead Investor Representative contests only $500 of the amount claimed by Seller, and the Independent Expert ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the Independent Expert will be borne 60% (i.e. 300/500) by the New Investors and 40% (i.e. 200/500) by Seller. Failure of the Lead Investor Representative to meet the time frames set forth in this Section 1.8 shall cause the Lead Investor Representative to forfeit any rights to contest or pursue an adjustment in respect of any Disputed Item pursuant to this Section 1.8.

(d) Upon the final determination of the items set forth on the Estimated Statement (or Updated Statement, if applicable) in accordance with this Section 1.8, promptly and in no event more than ten (10) Business Days following such final determination, Seller shall make a payment to the New Investors to correct any underpayment and the New Investors shall make a payment to Seller to correct any overpayment. For purposes of clarification, no interest shall be payable on any such overpayment or underpayment. Upon the final determination of the items set forth in the Estimated Statement (or Updated Statement, if applicable) in accordance with this Section 1.8, if the Aggregate Unfunded Commitment is different than the estimated Aggregate Unfunded Commitment set forth in the Estimated Statement (or Updated Statement, if applicable), the Parties shall correct the Aggregate Unfunded Commitment and the Unfunded Commitment of each Investor; provided, however, the final Aggregate Unfunded Commitment shall not be increased in excess of $83,541,026 and each Investor’s Unfunded Commitment shall not be increased in excess of its Pro Rata Portion of $83,541,026.

Article II.
Representations and Warranties of SELLER

Except as disclosed in the Schedules, Seller represents and warrants to the New Investors as of the Closing Date as follows:

Section 2.1 Legal Status. Each of TCPC, Seller, the Company and LeveredCo is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation or organization.

Section 2.2 Authority and Enforceability.

(a) (i) Each of TCPC, Seller and the Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Person is a party, to perform its obligations hereunder and thereunder, to carry on its business as currently conducted, and to consummate the Transactions (as applicable to such Person), and (ii) the Company is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Prior to the date of this Agreement, the TCPC’s board of directors approved the Transactions.

(b) The execution, delivery and performance by each of TCPC, Seller and the Company of this Agreement and the other Transaction Documents to which such Person is a party have been duly authorized, executed and delivered by such Person. This Agreement and the other Transaction Documents to which TCPC, Seller or the Company, as applicable, is a party, assuming due authorization, execution and delivery of this Agreement and such other Transaction Documents by the other Parties or parties thereto, as applicable, each constitutes a legal, valid and binding obligation of TCPC, Seller or the Company, as applicable, enforceable against such Person in accordance with its terms, subject to applicable Bankruptcy Law and Equitable Principles.

(c) LeveredCo (i) has all requisite power and authority to carry on its business as currently conducted, and to consummate the Transactions (as applicable) and (ii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.3 Non-Contravention. The execution, delivery and performance by each of TCPC, Seller or the Company of this Agreement and the other Transaction Documents to which such Person is a party and the consummation by such Person of the Transactions (as applicable to such Person) do not and will not, directly or indirectly, with or without the lapse of time, (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Person or LeveredCo, (b) result in a violation by such Person of any Law applicable to such Person or LeveredCo, (c) require such Person or LeveredCo to obtain any consent or approval of any Governmental Authority under any Law applicable to such Person, or (d) conflict with or violate, constitute a default under, or accelerate the performance or payment required by, or result in a right of termination, cancellation, prepayment, preemption or any other change in right or loss of benefit (or require any consent from or notice to any Person) under any of the Operative Documents, except, in each case with respect to the preceding clauses (c) and (d), as would not reasonably be expected to (i) prevent or materially delay or otherwise have a material adverse impact on the Transactions, (ii) impair the ability of such Person or LeveredCo to consummate the Transactions or (iii) be materially adverse to the Company and LeveredCo (taken as a whole) or the Portfolio Loans (taken as a whole).

Section 2.4 Title; Ownership; Capitalization.

(a) Schedule II is a true, complete and accurate list of the Portfolio Loans as of the Closing Date. On each Transfer Date, the Company or LeveredCo acquired legal and beneficial ownership of the Portfolio Loans transferred to it by way of assignment on such Transfer Date and a valid participation interest in the Portfolio Loans transferred by way of participation to it on such Transfer Date. Each of the Company and LeveredCo holds (i) good and valid title to, and is the sole legal and beneficial owner of, each Portfolio Loan set forth on Schedule II opposite its name as being “Owned”, free and clear of all Liens, other than Permitted Liens, and (ii) a valid participation interest in each Portfolio Loan set forth on Schedule II opposite its name as being held by way of participation (or, if elevation of such Portfolio Loan takes place prior to or as of the Closing, good and valid title to, and sole legal and beneficial ownership of, such Portfolio Loan as of the Closing). None of Seller, the Company or LeveredCo has sold, assigned, created or granted, or is a party to any agreement to sell, assign, create or grant, any Liens (other than Permitted Liens) or participation right in or over the Portfolio Loans (other than participation interests granted by (x) the Company to LeveredCo or (y) Seller to the Company).

(b) Seller holds good and valid title to, and is the sole legal and beneficial owner of, the Transferred LLC Interests, free and clear of all Liens, other than Limited Transfer Liens. Seller has not sold, assigned, created or granted, or is a party to any agreement (other than the Transaction Documents) to sell, assign, create or grant, any Liens (other than Permitted Liens) in or over the Transferred LLC Interests.

(c) Seller owns all of the issued and outstanding LLC Interests of the Company. Immediately following the Closing, the LLC Interests of the Company will be owned as set forth on Schedule I. All issued and outstanding Equity Interests of the Company and LeveredCo have been duly authorized and validly issued and are fully paid and nonassessable, to the extent such concepts are applicable, and were not issued in violation of any preemptive or similar rights. All of the outstanding equity interests of the Company and LeveredCo have been offered, sold and delivered by the Company and LeveredCo in compliance with all applicable federal and state securities Laws. Other than pursuant to the Transaction Documents, there are no outstanding subscriptions, options, equity appreciation rights, warrants, calls, rights, convertible securities, exchangeable securities, phantom equity rights, puts, rights of first refusal, rights of first offer, tag-along rights, drag-along rights, subscription rights, conversion rights, redemption rights, preemptive rights, repurchase rights or other similar rights, agreements or commitments obligating the Company or LeveredCo to (i) issue, transfer or sell, or cause the issuance, transfer or sale of, any Equity Interest the Company or LeveredCo or other voting interests in the Company or

LeveredCo, or securities convertible into or exchangeable for Equity Interests of the Company or LeveredCo or other voting interests, (ii) make any payments in respect of the value of any Equity Interest of the Company or LeveredCo, (iii) grant, extend, or enter into any such subscription, option, warrant, call, convertible securities, exchangeable security, phantom stock right, put, right of first refusal, right of first offer, tag-along right, drag-along right, subscription right, conversion right, stock appreciation right, redemption right, preemptive right, repurchase right, or other similar right, agreement, or arrangement, (iv) redeem or otherwise acquire any such equity interests or other voting interests or (v) provide any funds to, or make any investment (in the form of a loan, capital contribution, or otherwise) in, the Company or LeveredCo. No Person has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of the Equity Interests of the Company or LeveredCo on any matter.

(d) LeveredCo is the Company’s sole Subsidiary. Schedule 2.2(d) sets forth LeveredCo’s (i) jurisdiction of formation, (ii) its authorized, issued and outstanding Equity Interests and (iii) as of the date of this Agreement, its directors and officers (or equivalents). All of LeveredCo’s Equity Interests are wholly owned directly by the Company.

(e) Other than in connection with a Portfolio Loan, neither the Company nor LeveredCo holds, directly or indirectly, the right to acquire any stock, partnership interest, joint venture interest or other Equity Interest in any other Person.

Section 2.5 [Reserved].

Section 2.6 Pre-Closing Investments; Pre-Closing Distributions; Accrued Interest and Fees Adjustment Amount. Since the Reference Date, there has not occurred, and there are no plans to make, any Pre-Closing Investments, Pre-Closing Distributions or Accrued Interest and Fees Adjustment Amount, in each case other than as taken into account in the calculation of the Adjusted Purchase Price.

Section 2.7 No Brokers. No Person other than Moelis is entitled to any broker’s, finder’s or similar fee or commission payable by TCPC, Seller, the Company or LeveredCo with respect to the Transactions.

Section 2.8 Organizational Documents.

(a) Seller has provided or otherwise made available to the Lead Investor Representative true and complete copies of all Organizational Documents of the Company and LeveredCo, and each such Organizational Document is in full force and effect in accordance with its terms.

(b) None of TCPC, Seller, the Company or LeveredCo is in breach of any of its respective Organizational Documents.

Section 2.9 Compliance With Laws. There is not outstanding, and since the Reference Date there has not been, any breach or violation by any of TCPC, Seller, the Company or LeveredCo under the Portfolio Loans of applicable Law, except in each case for breaches or violations that would not, individually or in the aggregate, reasonably be expected to be adverse to the Portfolio (taken as a whole) or the Company and LeveredCo (taken as a whole) in any material respect. Since the Reference Date, each of TCPC, Seller, the Company and LeveredCo has been in compliance with applicable Law in all respects, except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to be adverse to the Portfolio (taken as a whole) or the Company and LeveredCo (taken as a whole) in any material respect.

Section 2.10 Litigation. There is no, and since the Reference Date there has not been, any Litigation pending (and not subsequently withdrawn or resolved), or to the Knowledge of Seller threatened, against any of TCPC, Seller, the Company or LeveredCo that challenges, or that, if resolved in a manner adverse to such Person, would, individually or in the aggregate, reasonably be expected to be materially adverse to the Portfolio (taken as a whole) or result in such Person’s inability to consummate, or materially delay, the Transactions (as applicable to such Person).

Section 2.11 Financial Information.

(a) Seller has delivered or otherwise made available to the Lead Investor Representative true, complete and correct copies of the tear sheets in respect of the Portfolio Loans, which have been prepared by Seller as of the Reference Date (based solely on information available to Seller, including the latest monthly management information with respect to the Portfolio Loans made available to Seller at such time).

(b) The unaudited balance sheet for the Company and LeveredCo delivered by Seller to the Lead Investor Representative pursuant to Section 1.1 (the “Unaudited Balance Sheet”) fairly presents in all material respects the consolidated financial position and results of operations of the Company and LeveredCo in accordance with GAAP, consistently applied, as of the Closing Date, subject to (i) the absence of footnote disclosures and other presentational items, (ii) changes resulting from normal and recurring year-end adjustments, none of which to the Knowledge of Seller are anticipated to be material to the Company and LeveredCo, taken as a whole, and (iii) other disclosed exceptions to GAAP expressly set forth in the Unaudited Balance Sheet.

(c) Neither the Company nor LeveredCo has any material liability, other than: (i) liabilities expressly reflected or adequately reserved for in the Unaudited Balance Sheet, (ii) executory obligations under the terms of contracts to which the Company or LeveredCo are party or subject (none of which is a liability as a result of any violation, breach or default), (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, other than as a result of any violation, breach or default and (iv) liabilities that are not, or would not reasonably be expected to be, material to the Company and LeveredCo, taken as a whole.

Section 2.12 No Material Adverse Effect. Since the Reference Date, there has been no Material Adverse Effect with respect to the Company and LeveredCo (taken as a whole) or the Portfolio (taken as a whole). Since the Reference Date, the business of the Company and LeveredCo have been conducted in all material respects in the ordinary course of business (it being acknowledged and agreed by the New Investors that the Portfolio Loan Transfers and CLO Notes Transactions are in the ordinary course of business).

Section 2.13 Events of Default.

(a) Since the Reference Date, none of TCPC, Seller, the Company or LeveredCo has received or given written notice of any “default” or “event of default” (as such term is defined in the applicable Operative Document) or similar notice regarding any such “event of default” or other written notice asserting that there is a “default” or “event of default” (in each case as such term is defined in the applicable Operative Document), in each case that is currently ongoing in respect of any Portfolio Loan held by the Company or LeveredCo.

(b) As of the Closing, (i) the CLO Notes are outstanding in the amounts set forth on Schedule III, (ii) there has been no uncured “event of default” (as such term is defined in the Operative Documents for the CLO Notes) thereunder, and (c) to the Knowledge of Seller, there are no events or circumstances that, with the passage of time, giving of notice or both, would reasonably be expected to become an “event of default” (as such term is defined in the Operative Documents for the CLO Notes).

Section 2.14 Management of Portfolio. The Portfolio has been managed by Seller, the Company and LeveredCo in the ordinary course of business consistent with past practice between the Reference Date and the Closing Date.

Section 2.15 Affiliate Agreements. Except pursuant to the Transactions or as contemplated by this Agreement, as set forth on Schedule 2.15, or the agreements entered into in connection with the Portfolio Loans Transfer, (i) there are no transactions or agreements between TCPC or Seller, on the one hand, and the Company or LeveredCo, on the other hand and (ii) except as set forth in Portfolio Loans Transfer Documents made available to the Lead Investor Representative and except to the extent the Portfolio Loans Transfer Documents contain covenants that are in the form of assignment and assumption agreement or the form of participation agreement maintained by the Loan Syndications and Trading Association, none of the Portfolio Loans Transfer Documents contain any covenant, obligation or other provision that is binding on the Company, LeveredCo, TCPC or Seller and that remains in effect or will survive after the date of this Agreement.

Section 2.16 Solvency. Each of TCPC, Seller, the Company and LeveredCo (i) was not insolvent at the time of or immediately prior to giving effect to the Portfolio Loans Transfer, (ii) is not insolvent at the time of and immediately prior to and immediately after giving effect to the Transactions, and (iii) has not had any insolvency Litigation commenced, or, to the Knowledge of Seller, threatened against it.

Section 2.17 OFAC; AML; Anti-Bribery. None of TCPC, Seller, the Company, LeveredCo or, to the Knowledge of Seller, any of the beneficial owners of TCPC, is the subject or target of or appears on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the United States Department of Treasury. To the Knowledge of Seller, the Company and LeveredCo are, and have been since their formation, in compliance with applicable Anti-Money Laundering Laws and Anti-Bribery Laws. The Company and LeveredCo are, and have been since their formation, in compliance with Sanctions. To the

Knowledge of Seller, none of the monies used to initially purchase the Portfolio Loans directly or indirectly acquired by Seller, the Company or LeveredCo were derived from, or have been used in, violation of applicable Anti-Money Laundering Laws.

Section 2.18 Tax Matters.

(a) Since its date of formation, each of the Company and LeveredCo has been classified as a disregarded entity for U.S. federal income tax purposes of the Seller. No election has been made, or is pending, to treat either entity as an association taxable as a corporation for U.S. federal income tax purposes.

(b) All income and other material Tax Returns required to be filed (i) by the Company or LeveredCo or (ii) with respect to the income, operations, business or assets of the Company or LeveredCo have been duly and timely filed (taking into account all applicable extensions), and all such Tax Returns are accurate and complete in all material respects. All income and other material Taxes owed for all Tax periods or portions thereof ending on or prior to the Closing Date (i) by the Company or LeveredCo or (ii) with respect to the income, operations, business or assets of the Company or LeveredCo have been timely paid.

(c) There are no Liens for Taxes upon any of the assets of the Company or LeveredCo other than Permitted Liens.

(d) None of the Company, LeveredCo or Seller (with respect to the Company or LeveredCo) is currently the subject of a Tax audit, claim or other examination or proceeding with respect to any material amount of Taxes relating to the Company or LeveredCo, and none of the Company, LeveredCo or Seller (with respect to the Company or LeveredCo) has been notified in writing by any Governmental Authority of any request for such an audit, claim or other examination or proceeding. No claim has ever been made by any Governmental Authority in any jurisdiction in which the Company or LeveredCo does not file Tax Returns that the Company or LeveredCo is or may be subject to taxation in such jurisdiction with respect to the Company or LeveredCo.

(e) Each of the Company, LeveredCo and Seller (solely with respect to interest from the Portfolio Loans received from the Company and LeveredCo) has, for U.S. federal income tax purposes, reported all of the interest received on the U.S. Portfolio Loans as “qualified interest income” under Section 871(k) of the Code.

(f) None of the Company nor LeveredCo has participated in, or has any liability with respect to, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any “transaction of interest” within the meaning of Treasury Regulations Section 1.6011-4(b)(6).

(g) Neither the Company nor LeveredCo is a party to, or has any obligation under, any Tax sharing, Tax indemnification, or Tax allocation agreement or arrangement (other than this Agreement); or has any liability for the Taxes of any other Person (other than the Company or LeveredCo) under Treasury Regulations Section 1.1502-6 or any analogous provision of state, local, or non-U.S. Law, or as a transferee or successor or pursuant to any contractual obligation.

(h) Neither the Company nor LeveredCo has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax relating to the Company or LeveredCo may be assessed or collected by any Governmental Authority (other than related to an automatic extension of time for filing a Tax Return not requiring the consent of the applicable Governmental Authority).

(i) None of the assets of the Company or LeveredCo constitute equity interests (for U.S. federal income tax purposes).

(j) From and after the date that is twelve (12) months prior to the date hereof, neither the Company nor LeveredCo has (i) changed any income or other material Tax election or amended or modified any income or other material Tax Return, (ii) entered into any closing agreement, (iii) settled any Tax claim or assessment with respect to a material amount of Taxes, (iv) surrendered any right to claim a refund, offset or other reduction in Tax liability with respect to a material amount of Taxes, or (v) requested or consented to any extension or waiver of the limitation periods applicable to any Tax claim or assessment with respect to a material amount of Taxes.

(k) None of the Company, LeveredCo or the Seller has (i) modified the terms of the Portfolio Loans in a material fashion as of and following the Reference Date, (ii) entered into unfunded commitments with respect to the Portfolio Loans since the Reference Date that were not otherwise contemplated by the terms of the Portfolio Loans, or (iii) entered into side letters or similar agreements requiring the Company, LeveredCo or the Seller to fund any additional amounts under the Portfolio Loans, other than in circumstances where a modification, unfunded commitment, side letter or similar agreement was necessary to preserve or protect the Company’s, LeveredCo’s or the Seller’s investment in such Portfolio Loan.

(l) Notwithstanding anything to the contrary in this Agreement, (i) this Section 2.18 contains the exclusive representations and warranties of the Company, LeveredCo and the Seller with respect to Tax matters and (ii) nothing in this Agreement shall be construed as providing a representation or warranty with respect to (x) any taxable period (or portion thereof) beginning after the Closing Date, (y) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) following the Closing Date or (z) any matters in respect of Taxes which does not relate solely to the Company or LeveredCo.

Section 2.19 Portfolio Asset Representations.

(a) Assuming the accuracy of the representations and warranties made by all other parties thereto (other than Seller, the Company, LeveredCo or their respective Affiliates), each material Operative Document is in full force and effect pursuant to its terms.

(b) None of TCPC, Seller, LeveredCo or the Company is in breach or default pursuant to the terms, conditions or provisions of any Operative Documents. To the Knowledge of Seller, no borrower or guarantor under any Operative Document is in material breach or material default thereunder, in each case, with respect to any material breach or material default arising after the Reference Date and continuing as of the date hereof.

(c) To the Knowledge of Seller, there is no Litigation pending or threatened, in which any borrower or guarantor under a Portfolio Loan has (i) filed for relief under any applicable bankruptcy or insolvency Law of any jurisdiction, (ii) made an assignment for the benefit of its creditors, or (iii) been adjudicated by a court to be insolvent.

(d) Assuming the representations and warranties made by all other parties to the Operative Documents (other than Seller, the Company, LeveredCo or their respective Affiliates) as of the applicable closing date or draw down date of the applicable Portfolio Loan is also true and correct as of the Closing Date, (i) each Operative Document creates a valid and legally binding obligation of the Company and LeveredCo (to the extent applicable under such Operative Document) and, to the Knowledge of Seller, the borrower thereunder, subject to applicable Bankruptcy Law and Equitable Principles, (ii) to the Knowledge of Seller, each security interest granted under any Operative Document in favor of the Seller, TCPC, LeveredCo or the Company (or their applicable agent) has been duly perfected (to the extent such perfection is required under the applicable Operative Documents), (iii) no borrower under any Portfolio Loan has any right of setoff or counterclaim that would be material to the Portfolio or any Portfolio Loan, and (iv) the borrower information made available to the Lead Investor Representative by Seller as part of the Lead Investor Representative’s due diligence is, to the Knowledge of Seller and as of the most recent date of delivery, true and correct in all material respects.

Section 2.20 Cross-Fund Holdings. Each Portfolio Loan owned by the Company or LeveredCo (whether held directly or by way of participation) is also held as of the Closing Date, in one or more other investment funds, accounts or vehicles managed, sponsored or advised by BlackRock or any of its Affiliates (other than the Company and LeveredCo).

Section 2.21 No Employees; Benefit Plans. Neither the Company nor LeveredCo has any employees, or maintains, contributes to or sponsors any employee benefit plans, programs, policies, agreements or arrangements that if sponsored, maintained or contributed to by the Company or LeveredCo would constitute a benefit plan of the Company or LeveredCo.

Section 2.22 No Other Representations. Except for the representations and warranties of Seller contained in this Article II, under any Assignment and Assumption Agreement or in any certificate delivered pursuant hereto, neither Seller nor any other Person on behalf of Seller has made any representation or warranty, whether express or implied, at Law or in equity, with respect to the Portfolio Loans, TCPC, Seller, the Company, LeveredCo, the Special Member, or their respective businesses, affairs, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results or prospects or with respect to the accuracy or completeness of any other information provided or made available to the New Investors or the Lead Investor Representative by or on behalf of TCPC, Seller, the Company, LeveredCo, or the Special Member, and each of TCPC, Seller, the Company, LeveredCo and the Special Member hereby disclaims any such other representations and warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties of Seller contained in this Article II, under any Assignment and Assumption Agreement or in any certificate delivered pursuant hereto, neither Seller nor any other Person on behalf of Seller has made any representation or warranty to the New Investors or the Lead Investor Representative with respect to (a) any estimates, projections, forecasts, plans, budget or prospect information relating to the Portfolio Loans, Seller, the Company or LeveredCo (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, budgets or prospect information) or (b) any oral or written information presented to the Lead Investor Representative or any of the New Investors in the course of their due diligence of the Portfolio Loans, TCPC, Seller, the Company or LeveredCo, the negotiation of this Agreement or in the course of the Transactions.

Article III.
Representations and Warranties OF THE NEW INVESTORS AND LEAD INVESTOR REPRESENTATIVE

Each New Investor and the Lead Investor Representative, severally and not jointly or jointly and severally, solely with respect to itself, represents and warrants to Seller as of the Closing Date as follows:

Section 3.1 Legal Status. It is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation or organization.

Section 3.2 Authority and Enforceability.

(a) (i) It has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions (as applicable to it), and (ii) it is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party has been duly authorized, executed and delivered by it. This Agreement and the other Transaction Documents to which it is a party, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by the other Parties or parties thereto, as applicable, each constitutes a legal, valid and binding obligation of such New Investor or the Lead Investor Representative, as applicable, enforceable against it in accordance with its terms, subject to applicable Bankruptcy Law and Equitable Principles.

Section 3.3 Non-Contravention. Its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and its consummation of the Transactions (as applicable to it) does not and will not (a) conflict with or violate its Organizational Documents, (b) result in a violation by it of any Law applicable to it, (c) require it to obtain any consent or approval of any Governmental Authority under any Law applicable to it, except, in each case with respect to the preceding clause (c), as would not reasonably be expected to (i) prevent or materially delay or otherwise have a material adverse impact on the Transactions, or (ii) impair the ability of such Person to consummate the Transactions.

Section 3.4 Sufficiency of Funds. Each New Investor has sufficient funds to consummate the Transactions and to pay all associated fees, costs and expenses payable by such New Investor hereunder. Such New Investor is not entering into this Agreement or the other Transaction Documents with the actual intent to hinder, delay or defraud either present or future creditors.

Section 3.5 No Other Representations. Except for its representations and warranties contained in this Article III, under any Assignment and Assumption Agreement or in any certificate delivered pursuant hereto, neither it, nor any other Person on behalf of it, has made any representation or warranty, whether express or implied, at Law or in equity, with respect to it.

Article IV.
Certain Covenants

Section 4.1 Confidentiality.

(a) Each of the Parties acknowledges that this Agreement and one or more of the Transaction Documents, and information related to the Transactions, will be disclosed in public filings made by TCPC or its Affiliates with the U.S. Securities and Exchange Commission (the “Public Filings”); provided, however, that, notwithstanding anything to the contrary in this Agreement, TCPC and its Affiliates shall include in any Public Filing only such information regarding the Lead Investor Representative, any New Investor and their respective Affiliates (collectively, the “Pantheon Parties”), and the identities, business, investments, investors, personnel and Affiliates of any of the Pantheon Parties, as is reasonably required to be so disclosed by applicable Law (including the rules and regulations of the U.S. Securities and Exchange Commission and any applicable securities exchange), and, to the extent reasonably practicable and permitted by Law and the relevant disclosure requirement, TCPC shall (i) provide the Lead Investor Representative with a reasonable opportunity to review and comment in advance on any portion of a Public Filing that names or describes any Pantheon Party or any of its investments, investors, personnel or Affiliates to the extent such portion includes information other than the terms of the Transactions and (ii) consider in good faith any timely comments provided by the Lead Investor Representative with respect to such portion of the Public Filing. Except with respect to information disclosed in the Public Filings, each of the Parties agrees to keep all information related to the Transactions strictly confidential, to direct each of their respective partners, agents and representatives to do the same and to not disclose or cause or permit the disclosure to any person of any such information. Notwithstanding the immediately foregoing sentence and without limiting the first sentence of this Section 4.1(a), (i) each Party may make disclosures concerning the Transactions, this Agreement or the other Transaction Documents and their respective terms and provisions to its respective Affiliates, and its and its Affiliates’ respective investors, partners, officers, directors, employees, agents, accountants, attorneys and other parties who have a need to know such information in connection with the transactions contemplated hereby and are subject to a duty of confidentiality with respect to such disclosure, (ii) each Party may make disclosures concerning the Transactions, this Agreement or the other Transaction Documents and their respective terms and provisions regarding any information which (x) is in or comes into the public domain, except through breach of this Section 4.1 or through a breach by any Person of any other obligation of confidentiality or (y) at the time it was disclosed by one Party to another was already in the lawful possession of the second Party and not held by the second Party subject to an obligation of confidentiality, (iii) each Party may make disclosures concerning the Transactions, this Agreement or the other Transaction Documents and their respective terms and provisions as required by (or to facilitate compliance with) Law, other applicable judicial or governmental order or the requirements of any applicable securities exchange (except, in each case, to the extent the requirement can be excluded or limited by contract or by a confidentiality obligation); provided, that, except in connection with routine examinations, inquiries or filings not specifically targeting the Transaction, before any disclosure is made under this clause (iii), the Party that is, or whose Affiliate is, required to make a disclosure must, to the extent reasonably practicable and permitted by Law and the relevant disclosure requirement, (A) notify the Party that made the relevant information available to it as soon as reasonably practicable after it becomes aware that disclosure is required, (B) take all steps reasonably required by such Party that made the relevant information available to it to prevent or restrict the disclosure of that information and (C) consult with such Party that made the relevant information available to it regarding the timing and content of such disclosure; provided, further, that, for the avoidance of doubt, the requirement to comply with the foregoing clauses (A) through (C) shall not be required prior to any direct or indirect owner of a Party disclosing information pursuant to the Investment Company Act of 1940 or the Securities Exchange Act of 1934, each as amended, and the respective rules promulgated thereunder, (iv) each New Investor and the Lead Investor Representative may make disclosures concerning the Transactions, this Agreement or the other Transaction Documents and their respective terms and provisions (x) with the prior written consent of TCPC or (y) that are consistent with and have been publicly announced in the Public Filings or the press release or public announcement permitted under Section 4.1(b), (v) TCPC and Seller may make disclosures concerning the Transactions, this Agreement or the other Transaction Documents and their respective terms and provisions (x) with the prior written consent of the Lead Investor Representative or (y) that are consistent with and have been publicly announced in the Public Filings or the press release or public announcement permitted under Section 4.1(b), and (vi) each of the Company, LeveredCo and the Special Member may make disclosures concerning the Transactions, this Agreement or the other Transaction Documents and their respective terms and conditions (x) with the prior written consent of TCPC and the Lead Investor Representative, or (y) that are consistent with and have been publicly announced in the Public Filings or the press release or public announcement permitted under Section 4.1(b). Nothing in this Section 4.1 shall prevent (1) a Party from disclosing information to the extent required to enable such Party to enforce the provisions of this Agreement or any other Transaction Document or for the purpose of defending any proceedings brought against that Party, (2) for so long as any Party is subject to periodic public filing requirements under the rules and regulations promulgated by the U.S. Securities and Exchange Commission, such Party’s disclosure of the nature and existence of such Party’s investments in accordance with such rules and regulations and (3) a Party from disclosing information to a Person that is an investor or prospective investor in a financing, separate account or commingled fund so long as such investor or prospective investor agrees to treat such information as confidential.

(b) Notwithstanding the foregoing but without limiting the right of TCPC and its Affiliates to make Public Filings, (i) each of TCPC, Seller, the Company, LeveredCo and the Special Member may issue a press release or public announcement disclosing the existence of the Transaction and the identity of the New Investors and the Lead Investor Representative, provided that, prior to issuing such press release or public announcement concerning the Transaction, (x) such Person shall consult with the Lead Investor Representative and the Lead Investor Representative shall be provided a reasonable opportunity to review and comment on such press release or public announcement to the extent it contains any information not disclosed in the Public Filings, and such Person will take such comments, if any, into account in good faith, and (y) any description of the Lead Investor Representative or any New Investor (in each case other than its identity) shall require the prior written consent of the Lead Investor Representative, and (ii) each of the Lead Investor Representative and each New Investor may issue a press release or public announcement disclosing the existence of the Transaction and the identity of TCPC, Seller, the Company, LeveredCo or the Special Member, provided that, prior to issuing such press release or public announcement concerning the Transaction, (x) such Person shall consult with TCPC or Seller and TCPC or Seller shall be provided a reasonable opportunity to review and comment on such press release or public announcement to the extent it contains any information not disclosed in the Public Filings, and such Person will take such comments, if any, into account in good faith, and (y) any description of any of TCPC, Seller, the Company, LeveredCo or the Special Member (in each case other than its identity) shall require the prior written consent of Seller.

Section 4.2 Further Assurances. Each Party shall, at any time and from time to time on and after the Closing Date, upon the reasonable request of any other Party and without further consideration, use its reasonable best efforts to take or cause to be taken such actions and to execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers and conveyances as may be reasonably required for the conveying, transferring, assigning and delivering of Transferred LLC Interests, as applicable, in accordance with the terms of this Agreement. For purposes of clarification, such reasonable best efforts under this Section 4.2 shall not include any requirement (A) for any of TCPC, Seller, the Company, LeveredCo or the Special Member or any of their respective Affiliates to pay any consent fee or other similar payment to any third party, (B) for any Party to commence or participate in any action with any Governmental Authority or (C) for any Party to make or commit to make any divestiture of any of its other investments.

Section 4.3 Certain Notifications. After the Closing Date, (a) Seller shall provide to the Lead Investor Representative prompt written notice of the occurrence of any Special Indemnified Matter described in clause (a) or clause (b) of the definition of Special Indemnified Matter to the extent that such Special Indemnified Matter names either the Company or LeveredCo as a defendant or would reasonably be expected to result in indemnification pursuant to Section 7.2(c) (an “Applicable Special Indemnified Matter”, and (b) if reasonably requested by the Lead Investor Representative, Seller shall provide an update on the status of such Applicable Special Indemnified Matter; provided that, notwithstanding the foregoing, Seller shall not be required to disclose any information to the Lead Investor Representative (i) to the extent disclosure would be in violation of applicable Laws, (ii) to the extent disclosure would reasonably be expected to cause any of TCPC, Seller, the Special Member, the Company or LeveredCo or their respective Affiliates (including BlackRock Capital Investment Advisors, LLC) to waive its attorney-client privilege, or (iii) if TCPC, Seller, the Special Member, the Company or LeveredCo or their respective Affiliates (including BlackRock Capital Investment Advisors, LLC), on the one hand, and any of the Lead Investor, the Lead Investor Representative or any of their respective Affiliates, on the other hand, are adverse parties in litigation arising under this Agreement, the Second A/R Company LLCA or the Management Agreement (in each case, to which the rules of discovery shall apply), and the information requested is reasonably pertinent to such litigation.

Article V.
Tax Matters

Section 5.1 Tax Treatment. The Parties shall treat the transactions contemplated in this Agreement for U.S. federal income tax purposes as (a) the purchase by the New Investors from Seller of an aggregate undivided interest equal to 95% of each of the Company’s and LeveredCo’s assets and the assumption by the New Investors of 95% of such entities’ liabilities, followed by (b) a contribution to the Company pursuant to Section 721 of the Code (i) by Seller of an undivided interest equal to 5% of each of the Company’s and LeveredCo’s assets and the assumption by the Company of 5% of such entities’ liabilities, in each case not subject to the sale described in clause (a), and (ii) by each of the New Investors of an undivided interest equal to the percentage listed in Schedule I in each of the Company’s and LeveredCo’s assets and the assumption by the Company of the same percentage of such entities’ liabilities, in a manner consistent with the holding in Situation 1 of Rev. Rul. 99-5, 1999-1 C.B. 434, issued by the United States Internal Revenue Service. The Parties (and the partners therein, as applicable) shall file all U.S. Tax Returns and otherwise take positions consistent with the foregoing, unless otherwise required by applicable Law or a “determination” within the meaning of Section 1313(a)(1) of the Code.

Section 5.2 Purchase Price Allocation.

(a) Within sixty (60) days after the final determination of the Adjusted Purchase Price, Lead Investor Representative shall prepare and deliver to the Seller a proposed allocation of the Adjusted Purchase Price (and any other amount (if any) properly treated as consideration for Tax purposes as determined by the Lead Investor Representative) among the Company, LeveredCo, and any assets held directly or indirectly by the Company or LeveredCo (the “Allocation”).

(b) Seller shall have thirty (30) days after receipt of the Allocation to review and object to the Allocation by written notice (“Allocation Dispute Notice”). If no Allocation Dispute Notice is delivered within such period, the Allocation shall be final and binding on the parties. If Seller timely delivers an Allocation Dispute Notice, the parties shall negotiate in good faith for fifteen (15) days, and if unresolved, shall submit the dispute to an Independent Expert as if it were a unresolved Disputed Item as described in and for resolution in accordance with Section 1.8(c).

(c) Each party shall file all Tax Returns consistently with the final Allocation and shall promptly notify the other parties of any Governmental Authority challenge to the Allocation.

Section 5.3 Straddle Period. For all purposes of this Agreement, in order to apportion any Taxes (other than U.S. federal income Taxes) relating to a Straddle Period, the portion of any such Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall be (i) in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, the amount that would be payable if the taxable year or period ended on the Closing Date based on closing of the books, except that any exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a daily basis, and (ii) in the case of any Taxes that are imposed on a periodic basis, the amount of such Taxes for the relevant period multiplied by a fraction, the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date, and the denominator of which shall be the number of calendar days in the entire period.

Article VI.
Closing Date Deliveries

Section 6.1 Documents to be Delivered by or on Behalf of Seller, the Special Member or the Company. At or prior to the Closing:

(a) Seller shall have delivered to each New Investor a duly executed assignment and assumption agreement in respect of such New Investor’s Transferred LLC Interests (each, an “Assignment and Assumption Agreement”);

(b) Seller shall have delivered to each of the Special Member and the New Investors a duly executed counterpart of the Second A/R Company LLCA;

(c) the Special Member shall have delivered to each of the Seller and the New Investors a duly executed counterpart of the Second A/R Company LLCA;

(d) Seller shall have delivered to the Lead Investor Representative a copy of the executed Management Agreement, which shall be in full force and effect;

(e) Seller shall have delivered to the New Investors a properly completed and executed U.S. Internal Revenue Service Form W-9, certifying that it is exempt from U.S. federal backup withholding;

(f) Seller shall have delivered to the Lead Investor Representative the Unaudited Balance Sheet;

(g) Seller shall have delivered to the Lead Investor Representative evidence reasonably satisfactory to the Lead Investor Representative of Seller’s payment of Seller Expenses and Seller’s portion of Transaction Expenses; and

(h) the Company shall have delivered to each Investor a duly executed counterpart to the Subscription Agreement.

Section 6.2 Documents to be Delivered by or on behalf of the New Investors or the Lead Investor Representative. At or prior to the Closing:

(a) each New Investor shall have delivered to Seller a duly executed counterpart of the Assignment and Assumption Agreement;

(b) each Investor shall have delivered to the Company a duly executed counterpart to the Subscription Agreement; and

(c) each New Investor shall have delivered to each of Seller and the Special Member a duly executed counterpart of the Second A/R Company LLCA.

Article VII.
SURVIVAL Periods; Indemnification; Exclusive Remedies

Section 7.1 Survival Periods. The Parties, intending to modify any statute of limitations under applicable Law, irrevocably agree that:

(a) the representations and warranties of each of Seller, the Lead Investor Representative and each New Investor (other than their respective Fundamental Representations and Tax Representations) contained in this Agreement shall survive until (and then terminate) on the date that is the later of (i) the first (1st) anniversary of the Closing Date, and (ii) sixty (60) days following the delivery to the Lead Investor Representative of the audited financial statements of the Company and LeveredCo, taken as a whole, for the fiscal year ending on December 31, 2026, prepared in accordance with GAAP by an internationally recognized firm of independent certified public accountants pursuant to the Second A/R Company LLCA;

(b) all Fundamental Representations shall survive until (and then terminate) on the fourth anniversary of the Closing Date;

(c) claims with respect to the Special Indemnified Matters shall survive until (and then terminate) the later of (x) the seventh (7th) anniversary of the Closing Date and (y) the second (2nd) anniversary of the end of the term of the Company;

(d) each Party’s Covenants shall survive the Closing until such Covenants are fully performed in accordance with their respective terms or, if no time period for performance is specified, until the expiration of the applicable statute of limitations in respect of breach thereof under the Laws of the State of Delaware;

(e) the representations and warranties of Seller set forth in Section 2.18 (the “Tax Representations”) shall survive until sixty (60) days after the expiration of the applicable statute of limitations (taking into account any applicable extensions or waivers thereof);

(f) notwithstanding anything to the contrary herein, the survival periods set forth in this Section 7.1 shall be subject to a general exception for Fraud, which shall survive until the expiration of the applicable statute of limitations under the Laws of the State of Delaware; and

(g) any claim for indemnification made in good faith prior to the expiration of the applicable survival period set forth above shall survive until finally resolved, notwithstanding the subsequent expiration of such survival period.

Section 7.2 Indemnification by Seller. From and after the Closing Date, and subject to the provisions and limitations of this Article VII, Seller will indemnify and hold harmless each New Investor from and against any and all Losses actually incurred by such New Investor arising or resulting from (without duplication):

(a) any breach of any representations and warranties of Seller under Article II;

(b) any breach of any Covenants; or

(c) the Special Indemnified Matters.

Section 7.3 Indemnification by New Investors. From and after the Closing Date, and subject to the provisions and limitations of this Article VII, each New Investor shall, severally and not jointly or jointly or severally, indemnify Seller and TCPC from and against any and all Losses actually incurred by Seller or TCPC arising or resulting from (without duplication):

(a) any breach of any representations and warranties of such New Investor under Article III; or

(b) any breach of any Covenants.

Section 7.4 Claims Procedures.

(a) Third-Party Claims. Upon becoming aware of a claim or a possible claim by a third party against an Indemnified Party (a “Third-Party Claim”) in respect of which such Indemnified Party may seek indemnification under this Article VII, such Indemnified Party will promptly provide the Indemnifying Party, with written notice of such claim or possible claim describing in reasonable detail the facts and circumstances on which such claim is based, the provisions of this Agreement pursuant to which indemnification is being sought (including the Covenants alleged to have been breached, if applicable) and an estimate of the Indemnified Party’s Losses for which indemnification is being sought. The Indemnifying Party shall have the right (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing that indemnification for Losses arising or resulting from such Third-Party Claim are within the scope of the indemnity under Section 7.2) to assume control of the defense of such Third-Party Claim with its own choice of counsel, provided that (a) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent such Indemnifying Party is materially prejudiced as a result of such failure to give notice. If the Indemnifying Party does not promptly (and in no event no more than sixty (60) days) assume the defense of such Third-Party Claim following notice thereof, the Indemnified Party shall be entitled to continue to control such defense. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third-Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving, by each claimant or plaintiff to such Indemnified Party, of an irrevocable release from all liability to the fullest extent permitted by Law with respect to such Third-Party Claim. The party not controlling the defense will have the right to participate in through counsel, contractors and consultants of its own choosing and at its own expense, the settlement or defense of any such claim for indemnification under this Article VII, and the other party will reasonably cooperate in connection therewith, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such claim. Notwithstanding the foregoing, an Indemnified Party will have the right, at its own expense, to employ separate counsel if the named parties to any such Litigation include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party will have been advised by counsel that a conflict of interest would exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party. If the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third-Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or litigation relating to any such Third-Party Claim at the sole cost of the Indemnifying Party; provided that the Indemnifying Party, at its own expense, may participate in any defense or settlement controlled by the Indemnified Party. The Indemnified Party will not settle any claim or admit any liability to a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

(b) Non-Third-Party Claims. Upon becoming aware of a claim or a possible claim in respect of which such Indemnified Party may seek indemnification with respect thereto under this Article VII that is not a Third-Party Claim, such Indemnified Party will promptly provide the Indemnifying Party with written notice of such claim or possible claim describing in reasonable detail the Indemnifying Party that may be liable for such claim hereunder, the facts and circumstances on which such claim is based, the provisions of this Agreement pursuant to which indemnification is being sought (including the Covenants alleged to have been breached, if applicable) and an estimate of the Indemnified Party’s Losses for which indemnification is being sought. During the 30-day period immediately following the delivery of any notice pursuant to the first sentence of this Section 7.4(b), the Indemnifying Party and the Indemnified Party will, in good faith, attempt to resolve any dispute related to such claim for indemnification by the Indemnified Party. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party, at the Indemnifying Party’s sole cost and expense, in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.

(c) Claims of New Investors. Subject to this Section 7.4, the Lead Investor Representative will have full power and authority to direct and manage all indemnification claims (including, for the avoidance of doubt, Third-Party Claims and non-Third-Party Claims) and other rights of the New Investors pursuant to this Article VII.

Section 7.5 Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement:

(a) Any claim under Section 7.2 that is not made on or prior to the expiration of the applicable survival period will be irrevocably and unconditionally released and waived by the Indemnified Party seeking indemnification with respect thereto. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by Section 7.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item will be reduced to the shortened survival period contemplated in Section 7.1. The Parties further acknowledge that the time periods set forth in Section 7.1 for the assertion of such claims under this Agreement are the result of arm’s-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

(b) The maximum amount of indemnifiable Losses for which the New Investors may be entitled to indemnification pursuant to Section 7.2(a) (excluding Losses resulting from a breach of Seller’s Fundamental Representations) shall not exceed, in the aggregate, 10% of the Adjusted Purchase Price. The maximum amount of indemnifiable Losses for which each New Investor shall be entitled to indemnification pursuant to Section 7.2(a) (excluding Losses resulting from a breach of Seller’s Fundamental Representations) shall not exceed, in the aggregate, 10% of such New Investor’s Pro Rata Portion of the Adjusted Purchase Price.

(c) The maximum amount of indemnifiable Losses for which the New Investors may be entitled to indemnification pursuant to Section 7.2(a) resulting from a breach of Seller’s Fundamental Representations shall not exceed, in the aggregate, 100% of the Adjusted Purchase Price. The maximum amount of indemnifiable Losses for which each New Investor shall be entitled to indemnification pursuant to Section 7.2(a) resulting from a breach of Seller’s Fundamental Representations shall not exceed, in the aggregate, 100% of such New Investor’s Pro Rata Portion of the Adjusted Purchase Price.

(d) The maximum amount of indemnifiable Losses for which the New Investors may be entitled to indemnification pursuant to Section 7.2 shall not exceed, in the aggregate, an amount equal to 100% of the Adjusted Purchase Price. The maximum amount of indemnifiable Losses for which each New Investor may be entitled to indemnification pursuant to Section 7.2 shall not exceed, in the aggregate, an amount equal to such New Investor’s Pro Rata Portion of the Adjusted Purchase Price. Notwithstanding the foregoing, the limitations set forth in this Section 7.5(d) shall not apply to claims for Fraud.

(e) The maximum amount of indemnifiable Losses for which Seller may be entitled to indemnification pursuant to Section 7.3 shall not exceed, in the aggregate, an amount equal to 100% of the Adjusted Purchase Price.

(f) The New Investors shall not be entitled to indemnification pursuant to Section 7.2(a) (other than with respect to Fundamental Representations) until the aggregate amount of the New Investors’ indemnifiable losses pursuant to Section 7.2(a) (other than with respect to Fundamental Representations) equals or exceeds 0.75% of the Adjusted Purchase Price, after which point such losses shall be indemnifiable from the first dollar. No New Investor shall be entitled to indemnification pursuant to Section 7.2(a) (other than with respect to Fundamental Representations) until the aggregate amount of such New Investor’s indemnifiable losses pursuant to Section 7.2(a) (other than with respect to Fundamental Representations) equals or exceeds 0.75% of its Pro Rata Portion of the Adjusted Purchase Price, after which point such losses shall be indemnifiable from the first dollar.

(g) [Reserved].

(h) Neither Seller nor TCPC shall be entitled to indemnification pursuant to Section 7.3(a) (other than with respect to Fundamental Representations) until the aggregate amount of Seller’s and TCPC’s indemnifiable losses pursuant to Section 7.3(a) (other than with respect to Fundamental Representations) equals or exceeds 0.75% of the Adjusted Purchase Price, after which point such losses shall be indemnifiable from the first dollar.

(i) No Indemnified Party shall be entitled to any indemnification under this Article VII to the extent that such indemnification would constitute a duplicative payment for the same Loss.

(j) The amount of any Losses for which indemnification is provided under this Article VII will be net of all amounts actually recovered by the Indemnified Party under insurance policies with respect to such Losses. If any such amounts are recovered by the Indemnified Party in respect of any such Losses subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation under this Article VII, (x) any expenses incurred in obtaining such recovery or realization, including any resulting increase in premiums, will be at the expense of the Indemnifying Party (with respect to out-of-pocket expenses) and (y) such Indemnified Party will promptly pay over the amount so recovered to the Indemnifying Party (after deducting therefrom the amount of the expenses reasonably incurred by such Indemnified Party in procuring such recovery and not already reimbursed by the Indemnifying Party), but not in excess of any amount previously so paid to or on behalf of such Indemnified Party in respect of such matter. The Indemnified Parties will use, and cause their Affiliates to use, commercially reasonable efforts to seek recovery under all provisions covering such Losses to the same extent as it would if such Losses were not subject to indemnification under this Article VII.

(k) In no event will any Indemnifying Party be liable to any Indemnified Party for any punitive or exemplary damages, unless (i) awarded to a third party pursuant to the final judgment of an arbitrator or court of competent jurisdiction, as applicable, in connection with a Third-Party Claim and (ii) actually paid to such third party by such Indemnified Party.

(l) Each Indemnified Party will use its commercially reasonable efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder; provided, that the out-of-pocket costs and expenses of any such mitigation will constitute indemnifiable Loss hereunder; provided further that no Indemnified Party shall be required to take commence or initiate any Litigation.

(m) Notwithstanding anything to the contrary in this Agreement, solely for purposes of determining the amount of any Losses arising from any breach of any representation or warranty (but not whether a breach of any representation or warranty has occurred), each representation and warranty of a Party set forth in this Agreement that contains any qualification or exception relating to “materiality,” “Material Adverse Effect,” or words of similar import shall be read and interpreted without giving effect to such qualification or exception.

Section 7.6 Exclusive Remedies.

(a) The Parties acknowledge and agree that, except for claims in respect of (i) breaches of representations and warranties under Article II and Article III, under any Assignment and Assumption Agreement and in any certificate delivered pursuant to this Agreement with respect thereto, the Special Indemnified Matters and the Covenants as specified in this Article VII, (ii) injunctive relief or specific performance as specified in Section 8.11, and (iii) Fraud, no Party shall be permitted to make (and each Party shall cause its Affiliates not to make), and no Party (or any of their respective Affiliates) shall have any liability or obligation with respect to, any claims based on, arising out of or relating to this Agreement, any Assignment and Assumption Agreement or the Transactions (regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, or otherwise)), including for (A) any breach or inaccuracy of the representations and warranties contained in this Agreement or any Assignment and Assumption Agreement and (B) the breach of or failure to perform any covenant, agreement or obligation contained in this Agreement. The Parties further acknowledge and agree that, except for claims for Fraud, the Parties’ right to seek and obtain injunctive relief or specific performance as specified in Section 8.11 and the indemnification provisions under this Article VII will be the sole and exclusive remedies of the Parties for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that such Indemnified Party may at any time suffer or incur, or become subject to, as a result of, or in connection with this Agreement, any other Transaction Document or the Transactions.

(b) In furtherance of the foregoing, each Party covenants and agrees not to bring or maintain a claim hereunder and hereby irrevocably waives and releases (on behalf of itself, each of its Affiliates and each of its representatives), to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) relating to the subject matter of this Agreement or the Assignment and Assumption Agreements or the Transactions, in each case, whether or not arising under, or based upon, any Law (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy), other than, and solely with respect to and solely to the extent of, claims in respect of (i) breaches of representations and warranties under Article II and Article III, under any Assignment and Assumption Agreement and in any certificate delivered pursuant to this Agreement, the Special Indemnified Matters and the Covenants as specified in this Article VII, (ii) injunctive relief or specific performance as specified in Section 8.11, and (iii) Fraud.

(c) The rights and claims waived and released pursuant to this Section 7.6 include, to the fullest extent permitted under applicable Law, claims for breach of contract, for breach (negligent or otherwise) of representation and warranty, and claims for breach of duty. Nothing contained in this Section 7.6 shall in any manner limit or restrict a claim for any New Investor’s liability for failure to pay the amounts required to be paid under this Agreement.

(d) The limits imposed on the Parties’ remedies with respect to this Agreement and the Transaction were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to an Indemnified

Party hereunder. None of the Parties may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability.

(e) Notwithstanding anything to the contrary herein, the limitations set forth in this Article VII and the releases set forth in this Section 7.6 shall not apply in the cases of (i) Fraud or (ii) any claim with respect to any event, action or matter arising after the Closing under the Second A/R Company LLCA or the Management Agreement.

Section 7.7 Manner of Payment. Subject to the limitations set forth in Section 7.5, the indemnifiable Losses payable hereunder shall be determined by (a) written agreement of the Indemnifying Party and the Indemnified Party, (b) a judgment or decree of a court of competent jurisdiction or (c) any other means agreed to in writing by the applicable Indemnifying Party and the Indemnified Party and shall be paid in cash within ten (10) Business Days of determination of such amounts of indemnifiable Losses.

Section 7.8 Adjustment for Successful Claims. Any payment pursuant to this Article VII shall be treated for tax purposes as an adjustment to the relevant portion of the Adjusted Purchase Price, to the extent permitted under applicable law.

Section 7.9 Waiver of Subrogation. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, neither Seller nor TCPC shall have any right of subrogation, contribution, reimbursement, indemnification or any other right of recovery against the Company, LeveredCo or any of their respective subsidiaries or successors (collectively, the “Company Entities”) with respect to any indemnification payment made by Seller pursuant to Section 7.2 or any payment made by TCPC pursuant to the Guaranty set forth in Section 8.17, in each case, arising out of or related to any claim for which Seller or TCPC has made or is required to make any such payment. Seller and TCPC each hereby irrevocably waives and releases, on behalf of itself and its Affiliates, any and all such rights against the Company Entities, whether arising under contract, by operation of law, in equity or otherwise, and agrees not to exercise or assert, or permit any of its Affiliates to exercise or assert, any such rights against any Company Entity. For the avoidance of doubt, (a) no indemnification payment by Seller pursuant to Section 7.2 or payment by TCPC pursuant to the Guaranty shall create or give rise to any claim, obligation or liability of any kind on the part of any Company Entity with respect to such payment, and (b) no New Investor's right to receive indemnification pursuant to Section 7.2 shall be conditioned upon or reduced by any failure by Seller or TCPC to seek or obtain any recovery against any Company Entity.

Article VIII.
Miscellaneous

Section 8.1 Notices. All notices, requests and other communications to any Party hereunder shall be in writing, including via electronic mail; provided, that, unless waived by the receiving party, an additional copy of any notice, request or other communication given by electronic mail to a Party shall also be delivered to such Party in person or by reputable overnight courier service (e.g., Federal Express or UPS) and shall be given:

if to TCPC, Seller or the Company:

[***]

with copies (which shall not constitute notice) to:

[***]

if to the Special Member:

[***]

if to the Lead Investor Representative or any New Investor:

[***]

with copies (which shall not constitute notice) to:

[***]

or such other address or email address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. Notice shall be deemed to have been duly given or made pursuant to this Section 8.1 if delivered (a) by nationally recognized overnight courier delivery for next Business Day delivery, upon the earlier of the second Business Day following the date sent by such courier and receipt, (b) by mail, upon receipt, (c) by hand delivery, upon delivery or (d) by electronic mail transmission, on the date sent, if confirmation of transmission is received by the sender or no failure message is generated. Legal counsel for any Party may send to any other Party any notices, requests, demands or other communications required or permitted to be given hereunder by such Party.

Section 8.2 Amendment; Waivers, etc.

(a) No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and executed by TCPC, Seller and the Lead Investor Representative. No waiver under this Agreement shall be valid or binding unless in writing and executed against the Party against whom the waiver is to be effective. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No extension of time for performance of any obligations or other acts hereunder or under any other agreement will be deemed to be an extension of the time for performance of any other obligations or any other acts.

(b) The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

Section 8.3 Expenses.

(a) Subject to the consummation of the Transaction, all Transaction Expenses (excluding, for the avoidance of doubt, the Seller Expenses, which shall be borne 100% by Seller) shall be borne 50% by Seller and 50% by the New Investors.

(b) Subject to the consummation of the Transaction, the Company shall bear the Company Expenses in accordance with the Second A/R Company LLCA, including New Investors’ Expenses not to exceed the New Investors’ Expenses Cap in the aggregate. If the Company calls capital from the Investors to fund Company Expenses, each Investor shall fund their Pro Rata Portion of such amount.

(c) Subject to the consummation of the Transaction, the Company shall bear the Organizational Expenses in accordance with the Second A/R Company LLCA, which shall be subject to a cap of $1,000,000. If the Company calls capital from the Investors to fund Organizational Expenses, each Investor shall fund their Pro Rata Portion of such amount.

(d) Seller shall bear the Seller Expenses.

(e) Except as otherwise expressly provided in this Agreement or in the Second A/R Company LLCA, all costs, fees and expenses incurred in connection with this Agreement and the Transactions, whether or not consummated, shall be paid by the Party incurring such costs, fees or expenses.

Section 8.4 Governing Law. This Agreement, and any Litigation arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, the Transactions or the legal relationship of the Parties (whether at law or in equity, and whether in contract or in tort or otherwise), shall be governed by and enforced pursuant to the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws that would result in the application of the laws of another jurisdiction.

Section 8.5 Jurisdiction; Venue; Service of Process; Waiver of Jury Trial. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts of the Court of Chancery in the State of Delaware situated in New Castle County and any State of Delaware appellate court therefrom or, to the extent the Court of Chancery in the State of Delaware situated in New Castle County does not have subject matter jurisdiction or declines to accept personal jurisdiction over any Party, any state or federal court within New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Chosen Courts”) in respect of any Litigation arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, the Transactions or the legal relationship of the Parties. Each Party hereby waives, and agrees not to assert, as a defense in any such Litigation that it is not subject to such jurisdiction. Each Party hereby waives, and agrees not to assert, to the maximum extent permitted by Law, as a defense in any such Litigation, that such Litigation may not be brought or is not maintainable in the Chosen Courts or that the venue thereof may not be appropriate. Each Party hereby consents to and grants any such court jurisdiction over it and over the subject matter of any such Litigation and agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.1 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. Each Party agrees that it will not bring or support, or permit any of its Affiliates to bring or support, any Litigation (including any cross-claim or third-party claim) of any kind or description in respect of any Litigation arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, the Transactions or the legal relationship of the Parties relating to this Agreement or any of the Transactions, in any forum other than the Chosen Courts. The Parties hereby waive trial by jury in any Litigation brought by any other Party against such Party in respect of any Litigation arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, the Transactions or the legal relationship of the Parties.

Section 8.6 Successors and Assigns. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of Seller, the Special Member and the Lead Investor Representative. Any attempt to assign this Agreement without such consent shall be void and of no effect.

Section 8.7 Entire Agreement. This Agreement, together with the other Transaction Documents, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 8.8 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transactions may be consummated as originally contemplated to the fullest extent possible.

Section 8.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement or any document delivered in connection herewith, to the extent signed and delivered by means of electronic mail or other electronic transmission, shall be treated in all respects as an original contract and shall have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 8.10 No Third-Party Beneficiaries. Except as provided under Section 8.12 and the next sentence, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns. TCPC is a party to this Agreement for the purposes of Article VIII and Article IX and an intended third-party beneficiary under this Agreement solely with respect to Section 4.1, Section 4.2, Section 8.12, Section 8.13, Section 8.14 and Section 8.15 and any other provision which confers rights upon TCPC and TCPC is entitled to enforce its rights set forth therein. STB is an intended third-party beneficiary under this Agreement with respect to Section 8.13 and entitled to enforce its rights set forth therein.

Section 8.11 Specific Performance. The provisions of this Agreement are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, and the Transactions represent a unique business opportunity at a unique time for each of the Parties and their respective Affiliates. Therefore (a) irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms and (b) although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, each Party agrees that if such Party breaches or threatens to breach any provision of this Agreement, the other Parties (including, for the avoidance of doubt, the Lead Investor Representative) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain such breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. If any Litigation should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party waives the defense, that there is an adequate remedy at law. The rights in this Section 8.11 are in addition to any other remedy to which a Party may be entitled at law or in equity, and the exercise by a Party of one remedy shall not preclude the exercise of any other remedy.

Section 8.12 Non-Recourse. Each Party agrees, on behalf of itself and its Affiliates, that all Litigations (whether at law or in equity, and whether in contract or in tort or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement, the other Transaction Documents or the Transactions, (b) the negotiation, execution or performance of this Agreement and the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), (c) any breach or violation of this Agreement or the other Transaction Documents, and (d) any failure of the Transactions to be consummated, in each case, may be made only against the Persons that are expressly identified as Parties (and, for the avoidance of doubt, against TCPC pursuant to the Guaranty set forth in Section 8.17), in each case, solely as and to the extent specified, and on the terms and subject to the conditions set forth, herein. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement, and, in accordance with, and subject to the terms and conditions of, this Agreement, each Party covenants, agrees and acknowledges, on behalf of itself and its Affiliates, that no recourse under this Agreement, the other Transaction Documents or in connection with any Transactions shall be sought or had against any other Person (other than TCPC pursuant to the Guaranty set forth in Section 8.17), and no other Person (other than TCPC pursuant to the Guaranty set forth in Section 8.17), shall have any liabilities for any claims, causes of action, liabilities arising under, out of, in connection with or related in any manner to the items listed in Section 8.12 in the first sentence of this Section 8.12, in each case, except for (i) claims that the Parties, as applicable, may assert against any Person that is party to this Agreement (including TCPC pursuant to the Guaranty set forth in Section 8.17), (ii) claims by the New Investors against TCPC pursuant to the Guaranty set forth in Section 8.17 and (iii) claims for Fraud.

Section 8.13 Provision Respecting Legal Representation. It is acknowledged by each of the Parties that TCPC, Seller, the Company, LeveredCo and the Special Member have retained certain counsel at Simpson Thacher & Bartlett LLP (“STB”) to act as their counsel in connection with the Transactions. The Parties agree that, if a dispute arises after the Closing between one or more of the New Investors, the Lead Investor Representative or their Affiliates, on the one hand, and TCPC, Seller, the Company, LeveredCo or the Special Member, on the other hand, STB may represent TCPC, Seller, the Company, LeveredCo or the Special Member, or their respective Affiliates in such dispute. The Parties further agree that, as to all communications among STB, TCPC, Seller, the Company, LeveredCo, the Special Member, and any of their respective Affiliates, that relate solely to the negotiation, documentation and consummation of the Transactions (and not to any post-Closing matters), the attorney–client privilege and the expectation of client confidence belongs to TCPC, Seller, the Company, LeveredCo and the Special Member (as applicable) and may be controlled by TCPC, Seller, the Company, LeveredCo and the Special Member, and shall not pass to or be claimed by any New Investor or the Lead Investor Representative.

Section 8.14 Acknowledgement and Disclaimer. Notwithstanding anything herein to the contrary, the representations and warranties of Seller set forth in Article II are and shall constitute the sole and exclusive representations and warranties made with respect to TCPC, Seller, the Company, LeveredCo, the Special Member and the Portfolio Loans in connection with this Agreement, the other Transaction Documents or the Transactions, in each case as qualified by the Schedules. Except for the representations and warranties expressly set forth in Article II, in each case as qualified by the Schedules, none of TCPC, Seller, the Company, LeveredCo, the Special Member or any other Person has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature relating to TCPC, Seller, the Company, LeveredCo, the Special Member or the Portfolio Loans. Except for the representations and warranties expressly set forth in Article II, in each case as qualified by the Schedules, all other representations and warranties, express or implied, statutory or otherwise, of any nature relating to TCPC, Seller, the Company, LeveredCo, the Special Member or the Portfolio Loans are hereby expressly disclaimed by Seller, the Company and the Special Member. Each of the Lead Investor Representative and each New Investor represents, warrants and covenants to the other Parties hereto and agrees that (a) in determining to enter into and consummate this Agreement and the Transactions, it is not relying upon, expressly disclaims any reliance upon and has not been induced by, any representation or warranty made or purportedly made by or on behalf of any Person, other than those expressly made by Seller set forth in Article II, as qualified by the Schedules, and (b) any estimate, projection, forecast, plan, budget or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by or on behalf of TCPC, Seller, the Company, LeveredCo, the Special Member or any other Person (including information contained in any data room or data site, management presentation, due diligence call, meeting or discussion, estimate, projection or forecast or similar materials), are not, and all of the foregoing materials and all similar materials shall not be deemed to be or to include, representations or warranties, except to the extent explicitly set forth in Article II, as qualified by the Schedules. For the avoidance of doubt, except as otherwise set forth herein, nothing in this Section 8.14 will restrict in any manner any Party’s rights in respect of Fraud.

Section 8.15 Due Diligence Review and Disclaimer. Each of the Lead Investor Representative and each New Investor acknowledges and agrees, on behalf of itself and its Affiliates, that: (a) it is a sophisticated purchaser and, together with its own expert advisors including legal counsel, has completed to its satisfaction its own analysis, and due diligence investigation, and based thereon, formed its own independent judgment with respect to the Portfolio Loans; (b) it has been furnished with or given access to such documents and information about TCPC, Seller, the Company, LeveredCo and the Portfolio Loans as it and its representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Transaction Documents and Transactions; (c) in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties of (i) Seller expressly set forth in Article II, as qualified by the Schedules and the certificates delivered pursuant to this Agreement and (ii) the other Parties expressly set forth in the other Transaction Documents, as applicable; and (d) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information. Each of the Lead Investor Representative and each New Investor further acknowledges that it is familiar with such uncertainties and, as such, is taking responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any of its representatives and advisors. Each of the Lead Investor Representative and each New Investor further acknowledges and agrees that neither it nor any other Person has relied or will rely on, and expressly disclaims any reliance upon, any information furnished by or on behalf of TCPC, Seller, the Company and LeveredCo in connection with the Transactions (including the information described above) except to the extent any such information is expressly included in the representations set forth in Article II, as qualified by the Schedules, or in the other Transaction Documents. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be deemed to limit any claim for Fraud.

Section 8.16 Lead Investor Representative.

(a) The New Investors hereby appoint the Lead Investor Representative (who shall be subject to removal and replacement by the New Investors). In the event that the Lead Investor Representative resigns or is no longer an Affiliate of any New Investor, the Lead Investor Representative shall be deemed automatically removed and the New Investors shall promptly (and in any event within ten (10) Business Days), appoint a single Person to replace the Lead Investor Representative. If the New Investors fail to appoint a replacement Lead Investor Representative pursuant to the preceding sentence, the New Investors shall identify a replacement Lead Investor Representative, and if a replacement is not appointed within twenty (20) Business Days of the Lead Investor Representative notifying Seller and the Special Member of its resignation, then there shall be no Lead Investor Representative and any consent or waiver or decision required to be made by the Lead Investor Representative shall be made by the New Investors acting by majority-in-interest (based on their Closing Date Payments). Written notice of any such resignation, removal or appointment of the Lead Investor Representative will be delivered by the Lead Investor Representative or the New Investors to Seller and the Special Member promptly after such action is taken. Any new Lead Investor Representative that is appointed in accordance with this Section 8.16 shall execute a joinder to this Agreement in a form reasonably acceptable to Seller and the Special Member. For the avoidance of doubt, each New Investor is a separate Pantheon investing entity, and the Lead Investor Representative shall act for all such New Investors under this Agreement in accordance with this Section 8.16.

(b) Subject to the terms and conditions of this Section 8.16, the Lead Investor Representative is hereby designated by each New Investor to act and do any and all things and execute any and all documents that may be necessary, convenient or appropriate to enforce and exercise the rights of such New Investor under the Transaction Documents. The designation of the Lead Investor Representative is coupled with an interest, and, except as set forth below with respect to the removal of the Lead Investor Representative, such designation is irrevocable and will not be affected by the bankruptcy, dissolution or other inability to act on behalf of the New Investors. In furtherance of the foregoing, each New Investor hereby authorizes the Lead Investor Representative to (i) negotiate any disputes (on behalf of such New Investor) with TCPC, Seller, the Company or the Special Member arising under, or relating to, the enforcement of the Transaction Documents, (ii) bring any claim or action (on behalf of such New Investor) against TCPC, Seller, the Company or the Special Member arising under, or relating to, the enforcement of the Transaction Documents, or (iii) defend any claim or action by TCPC, Seller, the Company or the Special Member (on behalf of such New Investor).

(c) Each of the Parties acknowledges that the Lead Investor Representative is a party to this Agreement solely for the purpose of serving as a “Lead Investor Representative” hereunder, and no action, suit, claim, investigation or proceeding will be brought by, or on behalf of, such Party or any Affiliate thereof against the Lead Investor Representative in its capacity acting as such with respect to this Agreement or the Transactions, or any statement, certificate, instruction, opinion, instrument or other documents delivered hereunder. The Lead Investor Representative agrees that in exercising its rights hereunder to act on behalf of the New Investors, the Lead Investor Representative will not cause the New Investors to breach this Agreement. The relationship created pursuant to this Section 8.16 is not to be construed as a joint venture or any form of partnership between the Lead Investor Representative and any New Investor for any purpose of U.S. federal or state Law, including federal, state or non-U.S. income Tax purposes. Neither the Lead Investor Representative nor any of its Affiliates owes any fiduciary or other duty (other than contractual duties and the duty to act in accordance with the implied covenant of good faith and fair dealing) to the New Investors or any other Person in connection with this Section 8.16.

Section 8.17 Guaranty. TCPC fully, irrevocably and unconditionally guarantees to each New Investor the full, complete and timely compliance with and performance of all agreements, covenants and obligations of Seller from time to time under this Agreement (the “Obligations”) (collectively, the “Guaranty”). The Obligations shall include, without limitation, (i) Seller’s obligation to satisfy all payment obligations of Seller under this Agreement and (ii) Seller’s indemnification obligations under Section 7.2, in each case, when and to the extent that, any of the same shall become due and payable or performance or compliance with any of the same shall be required. . TCPC hereby acknowledges and agrees that the Guaranty constitutes an absolute, present, primary, continuing and unconditional guaranty of performance, compliance and payment by Seller of its Obligations when due under this Agreement and not of collection only and is in no way conditioned or contingent upon any attempt to enforce such performance, compliance or payment by a guaranteed party upon any other condition or contingency. The Obligations shall not be subject to any reduction, limitation, impairment or termination for any reason (other than by indefeasible payment or performance in full of the Obligations) and shall not be subject to (i) any discharge of Seller from any of the Obligations in a bankruptcy or similar proceeding (except by indefeasible payment or performance in full of the Obligations) or (ii) any other circumstance whatsoever which constitutes, or might be construed to constitute an equitable or legal discharge of TCPC as guarantor under this Section 8.17.

Article IX.
Definitions

Section 9.1 Certain Terms. The following terms have the respective meanings given to them below:

“Accrued Interest and Fees Adjustment Amount” means the aggregate amount of interest and fees in respect of the Portfolio Loans (excluding any interest or fees that transfer to LeveredCo or the Company as additional principal or otherwise payable to LeveredCo or the Company in connection with or after the Transaction) that accrued after the Reference Date and remain unpaid on the Closing Date (but excluding the aggregate amount of interest and fees that accrued during the period from and including August 1, 2026 through August 7, 2026), in each case gross of any withholding or other Taxes.

“Acquired Percentage” means 95%.

“Adjusted Purchase Price” means an amount equal to:

(a) the Base Purchase Price; plus

(b) an amount equal to (i) the Acquired Percentage, multiplied by (ii) the aggregate amount of Pre-Closing Investments; minus

(c) an amount equal to (i) the Acquired Percentage, multiplied by (ii) the sum of (A) the aggregate amount of Pre-Closing Distributions, and (B) the Accrued Interest and Fees Adjustment Amount; plus

(d) an amount equal to (i) the Acquired Percentage multiplied by (ii) the Drawn Unfunded Commitment; minus

(e) to the extent not paid by Seller at or prior to the Closing, an amount equal to all interest expense in respect of the CLO Notes accruing prior to the Closing Date,

which Adjusted Purchase Price and components thereof shall be calculated consistent with the methodology set forth in the “Purchase Price Build” spreadsheet delivered by Seller to the Lead Investor Representative on the Closing Date; provided, however, that in the event of a conflict between the “Purchase Price Build” and this Agreement, the provisions of this Agreement shall control.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Aggregate Commitment Amount” means an amount equal to (a) the Aggregate Unfunded Commitment Amount, plus (b) the aggregate amount of Organizational Expenses and Company Expenses (without duplication) funded in connection with the Closing.

“Aggregate Unfunded Commitment Amount” means an amount equal to (a) the Base Unfunded Commitment, minus (b) the aggregate amount of drawdowns or cancellations of unfunded obligations with respect to the Portfolio, plus (c) the aggregate amount of any increase in unfunded obligations with respect to the Portfolio, in each case of clauses (b) through (c), for the period after the Reference Date through the Closing Date.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 5.2(a).

“Allocation Dispute Notice” has the meaning set forth in Section 5.2(b).

“Anti-Bribery Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the UK Bribery Act 2010, and (c) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, or any corresponding Law (or a predecessor Law).

“Anti-Money Laundering Laws” means, collectively, (a) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (b) the U.S. Money Laundering Control Act of 1986, as amended, and (c) any other Law of any relevant jurisdiction having the force of Law and relating to anti-money laundering.

“Applicable Special Indemnified Matter” has the meaning set forth in Section 4.3.

“Applicable CLO Notes” means the CLO Notes issued on or before May 27, 2026.

“Assignment and Assumption Agreement” has the meaning set forth in Section 6.1.

“Bankruptcy Law and Equitable Principles” means applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting enforcement of creditors’ rights generally and general equitable principles.

“Base Purchase Price” means $150,960,404.

“Base Unfunded Commitment” means an amount equal to (a) the Reference Date Unfunded Commitment, minus (b) the Drawn Unfunded Commitment.

“BlackRock” means BlackRock, Inc., a Delaware corporation.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks located in New York City, New York are authorized or required by Law to close.

“Capital Call Notice” has the meaning set forth in Section 1.1(a).

“Chosen Courts” has the meaning set forth in Section 8.5.

“CLO Closing Date” means May 27, 2026.

“CLO Notes” has the meaning set forth in the Recitals.

“CLO Notes Financed Amount” means the remaining available proceeds from the Applicable CLO Notes.

“CLO Notes Transactions” means the issuances of the Applicable CLO Notes.

“Closing” has the meaning set forth in Section 1.5.

“Closing Date” has the meaning set forth in the Preamble.

“Closing Date Payment” means, with respect to a New Investor, the sum of the amounts payable by such New Investor in Section 1.3(a), Section 1.3(b) and Section 1.3(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” has the meaning set forth in Section 1.4(b).

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet Cash” means cash means, as of any date of determination, cash or cash equivalents held by the Company or LeveredCo that constitutes principal repayments, interest, fees or other proceeds received by the Company or LeveredCo in respect of the Portfolio Loans on or prior to such date that have not been distributed to Seller; provided that “Company Balance Sheet Cash” shall not include any amounts funded or contributed directly by Seller to the Company or LeveredCo after the Transfer Date and on or prior to the Closing Date in excess of the Drawn Unfunded Commitment.

“Company Entities” has the meaning set forth in Section 7.9.

“Company Expenses” has the meaning set forth in the Second A/R Company LLCA.

“Company/LeveredCo Wrong Pocket Amount” has the meaning set forth in Section 1.7.

“Covenants” with respect to any Party means all covenants and agreements contained in this Agreement. For the avoidance of doubt, the obligations of the Company or any Investor to make payments at the Closing with respect to costs and expenses borne by such Person (including capital contributions made at Closing pursuant to the Second A/R Company LLCA) are Covenants.

“Disputed Item” has the meaning set forth in Section 1.8(a).

“Drawn Unfunded Commitment” means $75,866,122.46, being the aggregate amount of proceeds from the Applicable CLO Notes drawn on or prior to the applicable CLO Closing Date in respect of unfunded obligations under the Portfolio Loans.

“Equity Interest” means any equity interest, option, warrant, profits interest or other commitment, contingent, convertible or otherwise, to acquire an equity interest.

“Estimated Statement” has the meaning set forth in Section 1.1(a).

“Fraud” with respect to a Party means an actual (and not constructive or imputed), knowing and intentional fraud to the extent constituting common law fraud under Delaware law by such Party with respect to the making of the representations and warranties of such Party as expressly set forth in this Agreement or any certificate delivered hereunder or thereunder; provided, that (a) “Fraud” shall not include equitable fraud, constructive fraud, promissory fraud, unjust enrichment, or any torts (including fraud) or claims based on unfair dealing, negligence or recklessness (including based on constructive knowledge or negligent misrepresentation) or any other equitable claim and (b) a claim for Fraud may only be made against the Person committing such Fraud.

“Fundamental Representations” means (a) with respect to Seller, the representations and warranties of Seller contained in Section 2.1 (Legal Status), Section 2.2 (Authority and Enforceability), Section 2.3 (Non-Contravention), Section 2.4 (Title; Ownership; Capitalization), Section 2.6 (Pre-Closing Investments; Pre-Closing Distributions; Accrued Interest and Fees Adjustment Amount), Section 2.7 (No Brokers), Section 2.20 (Cross-Fund Holdings) and Section 2.21 (No Employees; Benefit Plans) and (b) with respect to the Lead Investor Representative and each New Investor, the representations and warranties of the Lead Investor Representative and each New Investor contained in Section 3.1 (Legal Status), Section 3.2 (Authority and Enforceability) and Section 3.3 (Non-Contravention).

“GAAP” means United States generally accepted accounting principles.

“General Representations” means, with respect to a Party, each representation and warranty of such Party contained in Article II or Article III, as applicable, other than the Fundamental Representations of such Party.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any self-regulatory organization (including any securities exchange).

“Guaranty” has the meaning set forth in Section 8.17.

“Holiday Period Excluded Proceeds” means, if and only if the Transaction has not been consummated on or before July 31, 2026, the aggregate amount of distributions (including deemed distributions), dividends, interest and principal payments or other proceeds received (or deemed received) by LeveredCo or the Company (without duplication) from the Portfolio Loans for the period from and including August 1, 2026 through August 7, 2026, in each case gross of any withholding or other Taxes (it being acknowledged and agreed that the Holiday Period Excluded Proceeds shall instead be retained by the Company (after giving effect to any required repayment of outstanding indebtedness under the CLO Notes and any other priority obligations of LeveredCo) for distribution to the holders of equity interests in the Company).

“Indemnified Party” means (a) in the context of Section 7.2, the applicable New Investor, and (b) in the context of Section 7.3, Seller and/or TCPC.

“Indemnifying Party” means (a) in the context of Section 7.2, Seller, and (b) in the context of Section 7.3, the applicable New Investor.

“Independent Expert” has the meaning set forth in Section 1.8(b).

“Investors” mean Seller and the New Investors and their respective permitted transferees pursuant to the terms of the Second A/R Company LLCA, and “Investor” means any or each Investor, as the context may require.

“Investor Dispute Notice” has the meaning set forth in Section 1.8(a).

“Knowledge” of Seller means the actual knowledge, after reasonable due inquiry of their direct reports, of each of Jason Mehring, Philip Tseng, Patrick Wolfe and Dan Worrell.

“Laws” means all applicable statutes, rules, codes, regulations, restrictions, ordinances, orders, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Authorities.

“Lead Investor Representative” has the meaning set forth in the Preamble.

“LeveredCo” means BlackRock DLF 2026-C CLO, LLC, a Delaware limited liability company.

“Lien” means, with respect to any property or asset, any lien, mortgage, deed of trust, pledge, hypothecation, security interest or encumbrance.

“Limited Transfer Liens” means (a) restrictions and other limitations on transferability under the Second A/R Company LLCA and (b) restrictions on transferability under applicable securities Laws and regulations.

“Litigation” means any action, cause of action, suit, arbitration, proceeding, citation, audit, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity of or before any court, tribunal, arbitrator or Governmental Authority.

“LLC Interests” means limited liability company interests.

“Losses” means any damages (other than, subject to Section 7.5(k), any speculative, incidental, punitive damages or consequential damages (to the extent not reasonably foreseeable)), losses, costs, liabilities, Taxes, interest, settlements, awards, judgments, fines, assessments, penalties and out-of-pocket expenses (including reasonable out of pocket legal fees).

“Management Agreement” means the management agreement dated as of the Closing Date between the Special Member and the Company pursuant to which the Special Member will provide management services to the Company and, as the context requires, as amended, modified, supplemented or restated from time to time.

“Material Adverse Effect” means (x) with respect to the Portfolio, any event, occurrence, change, development or effect that results in, or would reasonably be expected to result in, a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of Company and LeveredCo, taken as a whole, or (y) the ability of Company to timely perform its obligations under this Agreement or to consummate the Transactions, but excluding in the case of clause (x) any such event, occurrence, change, development or effect to the extent resulting from, relating to or arising from (a) the public announcement of this Agreement or the identity of the Lead Investor Representative, any New Investor or their respective Affiliates, (b) changes after the Closing Date in global, United States or foreign (i) national or regional economic, financial, regulatory or geopolitical conditions or events or (ii) credit, debt, financial, banking or capital markets or in interest or exchange rates, (c) changes or proposed changes in Laws after the date of this Agreement affecting the Portfolio, changes or proposed changes in GAAP or any other generally accepted accounting principles or the interpretation of any of the foregoing, (d) national or international disasters, acts of God, sabotage, strikes, freight embargoes, calamities, emergencies, natural disasters, war, any military conflict, outbreak of hostilities or acts of terrorism, or any escalation or worsening thereof, (e) any failure of the federal government to adopt an annual budget, the extension of any effective continuing resolution under which the federal government is operating or the shutdown of the federal government upon expiration of any continuing resolution, (f) any failure in and of itself by the Portfolio to meet internal or published projections, forecasts or estimates (as distinguished from any event, occurrence, change, development or effect that caused such failure), or (g) any epidemic, pandemic or disease outbreak, or any Law, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in- place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Law, pronouncement or guideline or interpretation thereof after the date of this Agreement or any material worsening of such conditions threatened or existing as of the Closing Date, except in the case of clauses (b) through (e) and clause (g), to the extent such event, occurrence, change, development or effect disproportionately affects (A) Portfolio, in relation to other comparable portfolios of loans to companies operating in the same industries (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred) or (B) the Company and LeveredCo, taken as a whole, compared to other similarly situated participants in the industries in which Company and LeveredCo conduct their businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred). A “Material Adverse Effect” will be measured only against past performance of the Portfolio and not against any forward-looking statements, projections or forecasts of the Portfolio, or any other Person.

“Moelis” means Moelis & Company LLC.

“Negotiation Period” has the meaning set forth in Section 1.8(b).

“New Investor” has the meaning set forth in the Preamble.

“New Investor’s Transferred LLC Interests” has the meaning set forth in the Recitals.

“New Investors’ Closing Date Expenses” means the aggregate amount of the New Investors’ Pro Rata Portions of the costs and expenses required to be borne by the New Investors pursuant to Section 8.3(a), Section 8.3(b) and Section 8.3(c) and required to be paid at Closing.

“New Investors’ Expenses” means the reasonable expenses incurred by the New Investors and the Lead Investor Representative in connection with the Transaction.

“New Investors’ Expenses Cap” means $650,000.

“Obligations” has the meaning set forth in Section 8.17.

“Operative Documents” means, in respect of each of the Portfolio Loans (as applicable), each of the following: (a) the Portfolio Loans Transfer Documents, and (b) any loan agreement, credit and financing agreement, guarantee, subordination agreement, note or note purchase agreement, security agreement (including any pledge and control agreement), intercreditor agreement, participation agreement and any other similar instrument, in each case together with all written amendments and modifications thereto.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, limited liability company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Organizational Expenses” has the meaning set forth in the Second A/R Company LLCA.

“Pantheon Parties” has the meaning set forth in Section 4.1.

“Parties” and “Party” each has the meaning set forth in the Preamble.

“Permitted Liens” means (a) Limited Transfer Liens, (b) Liens arising under, or as set forth in, any Operative Document or any agreement governing the CLO Notes, or (c) Liens for Taxes not yet delinquent (or which may be paid without interest and penalties) or for Taxes being contested in good faith through appropriate proceedings.

“Permitted Purposes” has the meaning set forth in the Second A/R Company LLCA.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Portfolio” has the meaning set forth in the Recitals.

“Portfolio Loans” has the meaning set forth in the Recitals.

“Portfolio Loans Transfer” means the transfer of the Portfolio Loans by way of assignment or participation directly or indirectly by any of Seller, TCPC, the Company or their respective Affiliates, on the one hand, to the Company or LeveredCo consummated prior to the Closing Date.

“Portfolio Loans Transfer Document” means, with respect to each Portfolio Loan, each transfer document or instrument evidencing the assignment of such Portfolio Loan or each participation agreement evidencing the grant of a participation interest in such Portfolio Loan to the Company or LeveredCo, if any.

“Preamble” means the preamble to this Agreement.

“Pre-Closing Distributions” means an amount equal to (a) the aggregate amount of distributions (including deemed distributions), dividends, interest (excluding interest paid in kind by capitalizing such interest to the principal of the applicable Portfolio Loan) and principal payments or other proceeds received (or deemed received) by Seller or any of its Affiliates (other than the Company or LeveredCo), LeveredCo or the Company (without duplication), from the Portfolio Loans after the Reference Date and on or prior to the Closing Date (excluding Company Balance Sheet Cash as of the Closing Date not comprising the Repaid CLO Indebtedness Amount), in each case gross of any Taxes withheld or required to be withheld under applicable Law and paid over to the appropriate Governmental Authority in respect of any such distribution, minus (b) the Repaid CLO Indebtedness Amount (it being acknowledged and agreed that principal repayments received in respect of Portfolio Loans held by LeveredCo shall first be applied to repay outstanding indebtedness under the CLO Notes and only thereafter shall any remaining amounts be applied as a reduction to the Adjusted Purchase Price in the calculation of Pre-Closing Distributions), minus (c) the Holiday Period Excluded Proceeds. Pre-Closing Distributions shall be calculated without duplication of any portion of the Accrued Interest and Fees Adjustment Amount or Company Balance Sheet Cash.

“Pre-Closing Investments” means the aggregate amount of capital contributions or loans or loan drawdowns paid or made, or deemed to be paid or made, or any other amounts paid, or deemed to be paid, by Seller or any of its Affiliates (other than the Company or LeveredCo), the Company or LeveredCo (without duplication) with respect to the Portfolio Loans after the Reference Date and on or prior to the Closing Date, excluding capital contributions or loans or loan drawdowns to the extent paid or made with Company Balance Sheet Cash.

“Pro Rata Portion” means (a) with respect to each New Investor relative to all New Investors in the contexts of the Adjusted Purchase Price and the New Investors’ Closing Date Expenses, a fraction, expressed as a percentage, where (i) the numerator equals the percentage of the Company’s issued and outstanding LLC Interests represented by such New Investor’s Transferred LLC Interests, and (ii) the denominator equals 95%, and (b) with respect to each Investor relative to all Investors in the context of the Aggregate Commitment Amount (including the obligation to fund Organizational Expenses and Company Expenses required to be paid at Closing) and the Aggregate Unfunded Commitment Amount, (i) 5%, in the case of Seller, and (ii) the percentage of the Company’s issued and outstanding LLC Interests represented by such New Investor’s Transferred LLC Interests, in the case of a New Investor.

“Public Filings” has the meaning set forth in Section 4.1(a).

“Recitals” means the recitals to this Agreement.

“Reference Date” means December 31, 2025.

“Reference Date Unfunded Commitment” means $79,562,882.

“Repaid CLO Indebtedness Amount” means the sum of the aggregate amount of principal repayments and interest proceeds received in respect of Portfolio assets held by LeveredCo that (a) have been used to repay indebtedness under the CLO Notes in the amount required by the agreements governing the CLO Notes or (b) are restricted, whether pursuant to the agreements governing the CLO Notes or otherwise, solely for the purpose of repaying indebtedness under the CLO Notes.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective partners, members, managers, officers, directors, employees, counsel, accountants, financial advisors, consultants and other agents and representatives.

“Retained Liabilities” has the meaning set forth in Section 1.2.

“Review Period” has the meaning set forth in Section 1.8(b).

“Sanctions” means all trade, economic and financial sanctions, and export controls Laws administered, enacted or enforced from time to time by the United States government (including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce).

“Schedules” means the disclosure schedules to this Agreement delivered by Seller to the Lead Investor Representative and the New Investors.

“Second A/R Company LLCA” means that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of the Closing Date and, as the context requires, as amended, modified, supplemented or restated from time to time.

“Seller” has the meaning set forth in the Preamble.

“Seller Expenses” means (a) all fees, costs and expenses related to (i) disclosures, consents and communications to Seller’s or TCPC’s board of directors and investors related to the Transactions, (ii) all costs and expenses incurred by Seller or TCPC in connection with the Portfolio Loans Transfer or the CLO Notes Transactions (including all placement fees on the Applicable CLO Notes and any original issue discount or other discount to par value on the sale of the Applicable CLO Notes), (iii) any broker’s or finder’s fees, including any fees payable to Moelis and (iv) all interest expense in respect of the CLO Notes accruing prior to the Closing Date, (b) any U.S. or non-U.S. regulatory diligence, analysis or filings relating to the Transactions, and (c) subject to the consummation of the Transactions, 50% of the Transaction Expenses.

“Seller/TCPC Wrong Pocket Amount” has the meaning set forth in Section 1.7.

“Special Indemnified Matters” means (a) any Litigation against TCPC, Seller, the Special Member or their respective Affiliates (including BlackRock Capital Investment Advisors, LLC) either (i) pending or threatened at the time of consummation of the Transaction or (ii) relating to the Transaction, (b) any pending or threatened Litigation by any Governmental Authority arising with respect to valuation practices of TCPC, Seller, the Special Member or their respective Affiliates (including BlackRock Capital Investment Advisors, LLC) with respect to the Portfolio, whether or not such Litigation was pending or threatened at the time of consummation of the Transaction, (c) Retained Liabilities, (d) Seller’s portion of the Transaction Expenses and (e) Seller Expenses (which, in the case of interest expense in respect of the CLO Notes accruing prior to the Closing Date, shall only include such interest expense that was not taken into account in the calculation of the Adjusted Purchase Price).

“Special Member” has the meaning set forth in the Preamble.

“STB” has the meaning set forth in Section 8.13.

“Straddle Period” means a taxable period that includes but does not end on the Closing Date.

“Subscription Agreement” means, collectively, that certain Master Subscription Agreement and Supplement Subscription Agreement with respect to the Company.

“Tax” means any U.S. federal, state, local or non-U.S. income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other tax, duty, impost, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

“Tax Representations” has the meaning set forth in Section 7.1(e).

“Tax Return” means a report, return, statement, form, election or other information (including any schedules, attachments or amendments thereto) filed with, or required to be supplied to, a Governmental Authority with respect to Taxes.

“TCPC” has the meaning set forth in the Preamble.

“Third-Party Claim” has the meaning set forth in Section 7.4(a).

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreements, the Second A/R Company LLCA, the Management Agreement and the other certificates, agreements and other documents contemplated hereby and thereby.

“Transaction Expenses” means, without duplication, the reasonable, out-of-pocket third party fees, costs and expenses incurred by the Special Member, TCPC, Seller, the Company and their respective Affiliates to the extent relating to the Transactions process, including, but not limited to, any such fees, costs and expenses relating to (a) the sale of the Transferred LLC Interests to the New Investors (including any Transfer Taxes) or (b) any third-party consents required to consummate the Transactions; provided, however, that except in respect of Seller’s obligation to pay 50% of all Transaction Expenses, Transaction Expenses shall not include Seller Expenses and vice versa.

“Transaction” means the transactions specifically contemplated by this Agreement.

“Transfer Date” means each date on which Loans in the Portfolio were transferred by way of assignment or participation to the Company and/or LeveredCo.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any real property transfer tax and any similar Tax related to the transfer of property), but excluding Taxes determined solely by reference to income or gain incurred in connection with Transactions.

“Transferred LLC Interests” has the meaning set forth in the Recitals.

“Unaudited Balance Sheet” has the meaning set forth in Section 2.11(b).

“Unfunded Commitment” , with respect to an Investor, means such Investor’s Pro Rata Portion of the Aggregate Unfunded Commitment Amount.

“Updated Statement” has the meaning set forth in Section 1.8.

“Written Statement” has the meaning set forth in Section 1.8(b).

Section 9.2 Construction; Schedules.

(a) For purposes of this Agreement, except as otherwise expressly provided herein: (i) the words “hereof,” “herein,” “hereto,” “hereunder” and “hereinafter” and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; (ii) words denoting either gender shall include both genders; (iii) the term “dollars” and character “$” shall mean United States dollars; (iv) the term “including” shall mean “including, without limitation,” and the words “include” and “includes” shall have corresponding meanings, and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them; (v) the words “either,” “or,” “neither,” “nor” and “any” are not exclusive; (vi) references to “days” shall refer to calendar days unless Business Days are specified; and (vii) references to any Party or any other Person shall include such Person’s successors and permitted assigns.

(b) The exhibits and Schedules are hereby incorporated herein and made a part hereof and are an integral part of this Agreement. Any matter set forth in any section of any Schedule (or sections thereof) to Article II shall be deemed to be referred to and incorporated in each other Schedule (or sections thereof) to Article II to which such matter’s application or relevance is reasonably apparent on the face of such disclosure (notwithstanding the omission of a reference or cross-reference thereto). Any capitalized terms used in any exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(c) The Parties have participated jointly in the negotiation and drafting of this Agreement and, if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) Any contract, instrument or statute defined or referred to herein means such contract, instrument or statute, in each case as from time to time amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of statutes) by succession or comparable successor statutes. Any contract or instrument defined or referred to herein shall include all exhibits, schedules and other documents or contracts attached thereto. Any statute defined or referred to herein shall include all rules and regulations promulgated thereunder. References herein or in the Schedules to any contract (including this Agreement) or Organizational Document are to such contract or Organizational Document as amended, modified, supplemented or replaced from time to time, unless otherwise stated, and any description of any contract, plan, instrument, document or other item set forth on a Schedule is a summary only and is qualified in its entirety by the terms of such contract, plan, instrument, document or other item.

(e) Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in any Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not required to be disclosed as material (and including, for the avoidance of doubt, whether such amounts or items are required to be disclosed as material), and no Party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not required to be disclosed as material (and including, for the avoidance of doubt, whether such amounts or items are required to be disclosed as material) for purposes of this Agreement. Neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of such specific item in any Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement. Matters included in the Schedules are not necessarily limited to matters required by this Agreement to be included in the Schedules and such matters may be set forth for informational purposes and do not necessarily include other matters of a similar nature. The information set forth in this Agreement and the Schedules is disclosed solely for the purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of any Law or breach of any contract. Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant. Seller shall be deemed to have satisfied any representation, warranty or covenant contained in this Agreement regarding the provision or availability to the Lead Investor Representative or any other Person of information or documents hereunder (including the phrases “made available” and all phrases to a similar effect) if such information or documents have been posted to the electronic data room with respect to the Transactions and are accessible by the Lead Investor Representative, such Person or their respective representatives at least two (2) Business Days in advance of the Closing Date.

(f) The provision of the Table of Contents, the division of this Agreement into Articles, Sections, subsections, clauses, Schedules, and other subdivisions and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, subsection, clause, Schedule, or exhibit are to the corresponding Article, Section, subsection or clause of, or Schedule, or exhibit to, this Agreement, unless otherwise specified.

(g) Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 5:00 p.m., Eastern Time, on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event. If any period referenced in this Agreement expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

* * * * *

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

SPECIAL VALUE CONTINUATION PARTNERS LLC

By:	/s/ Patrick Wolfe
Name:	Patrick Wolfe
Title:	Managing Director

[Signature Page to Transaction Agreement]

BLACKROCK TCP CAPITAL CORP.

By:	/s/ Patrick Wolfe
Name:	Patrick Wolfe
Title:	Managing Director

[Signature Page to Transaction Agreement]

BLACKROCK DLF-C 2026, LLC

By: Tennenbaum Capital Partners, its special member

By:	/s/ Patrick Wolfe
Name:	Patrick Wolfe
Title:	Authorized Signatory

[Signature Page to Transaction Agreement]

TENNENBAUM CAPITAL PARTNERS, LLC

By:	/s/ Patrick Wolfe
Name:	Patrick Wolfe
Title:	Managing Director

[Signature Page to Transaction Agreement]

PANTHEON MERANTI PCS HOLDINGS LP

By:	Pantheon Meranti PCS Holdings GP LLC, its general partner

By:	Pantheon Meranti PCS LP, its sole member

By:	Pantheon Meranti PCS GP LLC, its general partner

By:	Pantheon Ventures, Inc., its sole member

By:	/s/ Rakesh Jain
	Name:	Rakesh Jain
	Titke:	Authorized Signatory

Pantheon Credit Secondary
Solutions Evergreen Holdings LP

By:	Pantheon Ventures (US) LP, its investment manager

By:	Pantheon (US) LLC, its general partner

By:	/s/ Rakesh Jain
	Name:	Rakesh Jain
	Titke:	Managing Director

[Signature Page to Transaction Agreement]

Pantheon Leonardo Holding SCSp

By:	Pantheon Leonardo GP S.à r.l., its general partner

By:	Pantheon Ventures (Ireland) DAC, its investment manager

By:	Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ Toni Vainio
	Name:	Toni Vainio
	Titke:	Partner

Pantheon gcs Sub-Aggregator SCSp

By:	Pantheon Global Credit Secondaries Sub-Aggregator GP S.à r.l., its general partner

By:	Pantheon Ventures (UK) LLP, its duly appointed attorney

By:	/s/ Toni Vainio
	Name:	Toni Vainio
	Titke:	Partner

PPDP PCO III USD Holdings LP

By:	Pantheon Ventures (Ireland) DAC, its investment manager

By:	Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ Toni Vainio
	Name:	Toni Vainio
	Titke:	Partner

[Signature Page to Transaction Agreement]

PPDSS PSD IV USD Flex Holdings LP

By:	Pantheon Ventures (Ireland) DAC, its investment manager

By:	Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ Toni Vainio
	Name:	Toni Vainio
	Titke:	Partner

Pantheon Private Debt Secondary Solutions SCSp SICAV-RAIF, in respect of its compartment Pantheon Senior Debt Secondaries IV (USD)

By:	Pantheon Ventures (Ireland) DAC, its investment manager

By:	Pantheon Ventures (UK) LLP, its portfolio manager

By:	/s/ Toni Vainio
	Name:	Toni Vainio
	Titke:	Partner

[Signature Page to Transaction Agreement]

PANTHEON VENTURES (US) LP

By:	Pantheon (US) LLC, its general partner

By:	/s/ Rakesh Jain
	Name:	Rakesh Jain
	Titke:	Managing Director

[Signature Page to Transaction Agreement]

Schedule I

Schedule of Investor Interests

Investor	Jurisdiction of Formation or Incorporation	Investor’s LLC Interests (as a percentage of the issued and outstanding LLC Interests of the Company)
Seller
Special Value Continuation Partners LLC	Delaware	5.0%
New Investors
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

Schedule I

Schedule II
Portfolio Loans

(Certain columns omitted from schedule pursuant to Item 601(B)(10) of Regulation S-X)

		Portfolio Loans as of Closing Date
Issuer	Security Type	Commitment (Closing)	Unfunded (Closing)	Funded (Closing)
Acquia	1st Lien Revolver	789,122	-	789,122
Acquia	1st Lien TL	10,555,878	-	10,555,878
Alcami Corporation	1st Lien DDTL	453,493	-	453,493
Alcami Corporation	1st Lien Revolver	851,261	851,261	-
Alcami Corporation	1st Lien TL	6,160,916	-	6,160,916
AlphaSense, Inc.	1st Lien TL	17,850,000	-	17,850,000
Anthracite Buyer, Inc. (Coalfire Systems)	1st Lien Revolver	900,000	900,000	-
Anthracite Buyer, Inc. (Coalfire Systems)	1st Lien TL	3,600,000	-	3,600,000
AmeriLife	1st Lien Revolver	653,715	490,286	163,429
AmeriLife	1st Lien TL	6,313,939	-	6,313,939
Lighthouse Parent Holdings, Inc (Aperture)	1st Lien DDTL	4,340,591	45,237	4,295,354
Lighthouse Parent Holdings, Inc (Aperture)	1st Lien Revolver	1,739,483	1,739,483	-
Lighthouse Parent Holdings, Inc (Aperture)	1st Lien TL	8,919,926	-	8,919,926
Applause App Quality	1st Lien Revolver	1,181,818	1,063,636	118,182
Applause App Quality	1st Lien TL	11,818,182	-	11,818,182
ApprissHealth, LLC	1st Lien Revolver	601,648	601,648	-
ApprissHealth, LLC	1st Lien TL	4,398,352	-	4,398,352
Aras Corporation, Inc.	1st Lien TL	11,650,378	-	11,650,378
Aras Corporation, Inc.	1st Lien Revolver	779,839	545,887	233,952
LJ Avalon Holdings, LLC (Ardurra)	1st Lien DDTL	1,938,142	-	1,938,142
LJ Avalon Holdings, LLC (Ardurra)	1st Lien Revolver	793,461	698,246	95,215
LJ Avalon Holdings, LLC (Ardurra)	1st Lien TL	4,733,925	-	4,733,925
Barri Financial Group	1st Lien TL	6,815,279	-	6,815,279
Beqom SA	1st Lien Revolver	1,095,080	1,095,080	-
Beqom SA	1st Lien TL	14,004,020	-	14,004,020
BlackMountain	1st Lien Revolver	632,004	632,004	-
BlackMountain	1st Lien TL	9,367,996	-	9,367,996
Brown & Settle, Inc	1st Lien Revolver	752,068	-	752,068
Brown & Settle, Inc	1st Lien TL	6,535,955	-	6,535,955
Bynder Bidco, Inc.	1st Lien Revolver	882,000	882,000	-
Bynder Bidco, Inc.	1st Lien TL	10,847,812	-	10,847,812
Bynder Bidco, Inc.	1st Lien Revolver	243,000	243,000	-
Bynder Bidco, Inc.	1st Lien TL	2,992,500	-	2,992,500
CareATC, Inc.	1st Lien Revolver	280,969	280,969	-
CareATC, Inc.	1st Lien TL	6,172,524	-	6,172,524
Lexitas	1st Lien DDTL	562,988	463,409	99,578
Lexitas	1st Lien Revolver	187,663	187,663	-
Lexitas	1st Lien TL	1,761,191	-	1,761,191
Community Merger Sub Debt LLC (CINC Systems)	1st Lien TL	299,717	-	299,717
Cole Haan	1st Lien TL	17,266,667	-	17,266,667
Community Merger Sub Debt LLC (CINC Systems)	1st Lien Revolver	214,286	185,714	28,571
Community Merger Sub Debt LLC (CINC Systems)	1st Lien TL	785,714	-	785,714
Deepl Se	1st Lien DDTL	1,031,062	1,031,062	-
Deepl Se	1st Lien DDTL	290,582	290,582	-
Deepl Se	1st Lien TL	1,178,356	-	1,178,356
DNAnexus, Inc.	1st Lien DDTL	812,500	-	812,500
DNAnexus, Inc.	1st Lien TL	4,062,500	-	4,062,500

Schedule II

		Portfolio Loans as of Closing Date
Issuer	Security Type	Commitment (Closing)	Unfunded (Closing)	Funded (Closing)
Douglas Holdings, Inc.	1st Lien DDTL	2,283,800	-	2,283,800
Douglas Holdings, Inc.	1st Lien DDTL	1,900,275	251,870	1,648,405
Douglas Holdings, Inc.	1st Lien Revolver	913,520	913,520	-
Douglas Holdings, Inc.	1st Lien TL	10,505,481	-	10,505,481
Dragos, Inc.	1st Lien DDTL	1,200,000	-	1,200,000
Dragos, Inc.	1st Lien DDTL	440,586	440,586	-
Dragos, Inc.	1st Lien TL	1,800,000	-	1,800,000
Reveal Data Corporation	1st Lien Revolver	374,036	174,550	199,486
Reveal Data Corporation	1st Lien TL	2,736,216	-	2,736,216
Elastic Path Software, Inc.	1st Lien DDTL	1,619,669	-	1,619,669
Elastic Path Software, Inc.	1st Lien TL	3,663,268	-	3,663,268
Emerald Technologies	1st Lien Revolver	2,625,746	-	2,625,746
Emerald Technologies	1st Lien TL	6,828,810	-	6,828,810
ESO Solutions, Inc.	1st Lien Revolver	684,977	219,193	465,784
ESO Solutions, Inc.	1st Lien TL	9,315,023	-	9,315,023
Finalsite Holdings, Inc.	1st Lien Revolver	155,249	154,862	387
Finalsite Holdings, Inc.	1st Lien TL	1,861,535	-	1,861,535
Flexport Capital, LLC	1st Lien DDTL	2,166,667	2,166,667	-
Flexport Capital, LLC	1st Lien TL	2,833,333	-	2,833,333
Fusion Risk Management, Inc.	1st Lien Revolver	509,152	322,463	186,689
Fusion Risk Management, Inc.	1st Lien TL	4,490,848	-	4,490,848
G-3 Apollo Acquisition Corp (Appriss Retail)	1st Lien DDTL	752,634	752,634	-
G-3 Apollo Acquisition Corp (Appriss Retail)	1st Lien Revolver	752,634	752,634	-
G-3 Apollo Acquisition Corp (Appriss Retail)	1st Lien TL	3,477,126	-	3,477,126
Gainwell Technologies, LLC	2nd Lien TL	7,740,000	-	7,740,000
GC Champion Acquisition LLC (Numerix)	1st Lien DDTL	1,622,074	-	1,622,074
GC Champion Acquisition LLC (Numerix)	1st Lien TL	5,839,465	-	5,839,465
Mercer Advisors	1st Lien DDTL	4,990,344	3,199,494	1,790,850
Greystone Select Company II LLC	1st Lien TL	10,000,000	-	10,000,000
Greystone Affordable Housing Initiatives, LLC	1st Lien DDTL	3,266,667	-	3,266,667
GTY Technology Holdings, Inc.	1st Lien TL	1,491,847	-	1,491,847
GTY Technology Holdings, Inc.	1st Lien DDTL	721,047	-	721,047
GTY Technology Holdings, Inc.	1st Lien DDTL	924,060	-	924,060
GTY Technology Holdings, Inc.	1st Lien Revolver	729,566	466,922	262,644
GTY Technology Holdings, Inc.	1st Lien TL	1,218,420	-	1,218,420
Gympass, Inc.	1st Lien DDTL	3,290,930	-	3,290,930
Gympass, Inc.	1st Lien TL	1,791,335	-	1,791,335
Hanna Andersson, LLC	1st Lien TL	-	-	-
iCIMS, Inc.	1st Lien Revolver	976,319	458,870	517,449
iCIMS, Inc.	1st Lien TL	11,028,395	-	11,028,395
iCIMS, Inc.	1st Lien TL	2,995,285	-	2,995,285
iLobby (Honey Intermediate, Inc.)	1st Lien Revolver	1,132,781	1,132,781	-
iLobby (Honey Intermediate, Inc.)	1st Lien TL	9,079,659	-	9,079,659
OpenMarket, Inc. (Infobip)	1st Lien TL	4,377,778	-	4,377,778
Integrate.com, Inc.	1st Lien TL	133,641	-	133,641
Integrate.com, Inc.	1st Lien DDTL	159,688	-	159,688
Integrate.com, Inc.	1st Lien Revolver	215,098	-	215,098
Integrate.com, Inc.	1st Lien TL	2,513,594	-	2,513,594
Integrity Marketing Acquisition, LLC	1st Lien Revolver	12,500,000	12,500,000	-
Interblock	2nd Lien TL	3,284,539	-	3,284,539
Interblock	1st Lien Revolver	242,190	-	242,190
Interblock	1st Lien TL	2,913,809	-	2,913,809
JF Acquisition, LLC	1st Lien DDTL	717,180	717,180	-
JF Acquisition, LLC	1st Lien Revolver	443,616	443,616	-
JF Acquisition, LLC	1st Lien TL	3,822,376	-	3,822,376

Schedule II

		Portfolio Loans as of Closing Date
Issuer	Security Type	Commitment (Closing)	Unfunded (Closing)	Funded (Closing)
Job and Talent	1st Lien DDTL	2,631,896	-	2,631,896
Job and Talent	1st Lien TL	1,143,875	-	1,143,875
Job and Talent	1st Lien DDTL	2,287,750	-	2,287,750
Job and Talent	1st Lien TL	1,317,874	-	1,317,874
Job and Talent	1st Lien TL	7,895,687	-	7,895,687
Jobvite, Inc.	1st Lien TL Last Out	2,000,000	-	2,000,000
FSK Pallet Holding Corp. (Kamps	1st Lien TL	8,639,097	-	8,639,097
Kellermeyer Bergensons (KBS)	1st Lien TL	1,519,696	-	1,519,696
Kellermeyer Bergensons (KBS)	1st Lien TL	706,975	-	706,975
Griffon Bidco, Inc. (LayerZero)	1st Lien DDTL	2,166,667	2,166,667	-
Griffon Bidco, Inc. (LayerZero)	1st Lien Revolver	2,166,667	2,166,667	-
Griffon Bidco, Inc. (LayerZero)	1st Lien TL	11,916,667	-	11,916,667
Lithium Technologies	1st Lien TL	5,000,000	-	5,000,000
Lucky US BuyerCo, LLC	1st Lien Revolver	348,243	31,891	316,352
Lucky US BuyerCo, LLC	1st Lien TL	2,665,124	-	2,665,124
mPulse Mobile, Inc.	1st Lien DDTL	307,692	307,692	-
mPulse Mobile, Inc.	1st Lien Revolver	461,538	461,538	-
mPulse Mobile, Inc.	1st Lien TL	3,214,575	-	3,214,575
Oak Funding LLC (Rockefeller Capital Management)	1st Lien DDTL	400,000	400,000	-
Oak Funding LLC (Rockefeller Capital Management)	1st Lien TL	4,089,750	-	4,089,750
PHC Buyer, LLC (Patriot Home Care)	1st Lien DDTL	2,816,213	-	2,816,213
PHC Buyer, LLC (Patriot Home Care)	1st Lien TL	12,106,399	-	12,106,399
PMA Parent Holdings, LLC,	1st Lien Revolver	627,743	627,743	-
PMA Parent Holdings, LLC,	1st Lien TL	4,372,257	-	4,372,257
Pueblo Mechanical and Controls, LLC	1st Lien DDTL	942,270	-	942,270
Pueblo Mechanical and Controls, LLC	1st Lien Revolver	412,191	412,191	-
Pueblo Mechanical and Controls, LLC	1st Lien TL	1,358,355	-	1,358,355
Pueblo Mechanical and Controls, LLC	1st Lien DDTL	1,268,756	-	1,268,756
PVHC Holding	1st Lien TL	3,148,644	-	3,148,644
RBS Buyer Inc. (Rogers Building Solutions)	1st Lien DDTL	480,817	480,817	-
RBS Buyer Inc. (Rogers Building Solutions)	1st Lien Revolver	801,362	801,362	-
RBS Buyer Inc. (Rogers Building Solutions)	1st Lien TL	2,704,163	-	2,704,163
SellerX	1st Lien TL	1,947,366	-	1,947,366
SellerX	1st Lien TL	2,234,265	-	2,234,265
SellerX	1st Lien Revolver	3,154,282	-	3,154,282
Serrano Parent, LLC (Sumo Logic)	1st Lien Revolver	181,818	138,182	43,636
Serrano Parent, LLC (Sumo Logic)	1st Lien TL	1,823,168	-	1,823,168
Nvest, Inc. (dba SigFig)	1st Lien TL	4,700,272	-	4,700,272
Situs Group	1st Lien TL	12,437,186	-	12,437,186
Skydio, Inc.	1st Lien DDTL	3,697,928	-	3,697,928
Skydio, Inc.	1st Lien DDTL	3,697,928	-	3,697,928
Skydio, Inc.	1st Lien TL	7,604,143	-	7,604,143
Sonny's Enterprises, LLC	1st Lien DDTL	152,477	-	152,477
Sonny's Enterprises, LLC	1st Lien Revolver	134,735	13,298	121,436
Sonny's Enterprises, LLC	1st Lien TL	14,635,456	-	14,635,456
Spark Buyer, LLC	1st Lien DDTL	3,979,614	3,979,614	-
Spark Buyer, LLC	1st Lien Revolver	1,989,807	895,413	1,094,394
Spark Buyer, LLC	1st Lien TL	9,791,832	-	9,791,832
Streamland Media MidCo LLC	1st Lien DDTL	45,465	-	45,465
Streamland Media MidCo LLC	1st Lien TL	317,788	-	317,788
Streamland Media MidCo LLC	1st Lien TL	290,667	-	290,667
Streamland Media MidCo LLC	1st Lien Revolver	44,850	-	44,850

Schedule II

		Portfolio Loans as of Closing Date
Issuer	Security Type	Commitment (Closing)	Unfunded (Closing)	Funded (Closing)
SumUp Holdings	1st Lien DDTL	15,000,000	-	15,000,000
Syndigo, LLC (Gladson)	1st Lien Revolver	236,967	199,052	37,915
Syndigo, LLC (Gladson)	1st Lien TL	1,754,196	-	1,754,196
EBS Parent Holdings Inc., TDC Acquisition Sub Inc. (The Difference Card)	1st Lien DDTL	562,500	431,250	131,250
EBS Parent Holdings Inc., TDC Acquisition Sub Inc. (The Difference Card)	1st Lien Revolver	187,500	187,500	-
EBS Parent Holdings Inc., TDC Acquisition Sub Inc. (The Difference Card)	1st Lien TL	2,238,722	-	2,238,722
Terraboost Media Operating Company, LLC	1st Lien TL	7,343,973	-	7,343,973
Reedy Industries	2nd Lien TL	10,380,000	-	10,380,000
Vector Solutions, Inc. (Thunder)	1st Lien DDTL	2,808,330	710,076	2,098,254
Vector Solutions, Inc. (Thunder)	1st Lien TL	1,175,019	-	1,175,019
TL Voltron Purchaser, LLC (GES)	1st Lien TL	9,949,367	-	9,949,367
Vortex Finance Sub, LLC	1st Lien DDTL	421,640	-	421,640
Vortex Finance Sub, LLC	1st Lien TL	435,405	-	435,405
Vortex Finance Sub, LLC	1st Lien DDTL	326,279	-	326,279
Vortex Finance Sub, LLC	1st Lien TL	538,548	-	538,548
Vortex Finance Sub, LLC	1st Lien DDTL	209,816	-	209,816
Vortex Finance Sub, LLC	1st Lien Revolver	78,125	41,481	36,644
Vortex Finance Sub, LLC	1st Lien TL	323,728	-	323,728
Whistle Express	1st Lien Revolver	1,116,349	1,116,349	-
Whistle Express	1st Lien TL	18,788,520	-	18,788,520
Xactly Corp	1st Lien Revolver	688,254	688,254	-
Xactly Corp	1st Lien TL	11,811,746	-	11,811,746
Zilliant Incorporated	1st Lien DDTL	655,296	-	655,296
Zilliant Incorporated	1st Lien Revolver	296,296	-	296,296
Zilliant Incorporated	1st Lien TL	3,578,889	-	3,578,889

Schedule II

Schedule III
CLO Notes

Class	Balance	CE	Crncy	WAL	Floater Spread	S&P	Orig Mty	Cusip	ISIN
A1	270,600,000	50%	USD	1.10	155	AAA	07/25/34	09264DAA1	US09264DAA19
A2	54,100,000	40%	USD	2.35	180	AAA	07/25/34	09264DAC7	US09264DAC74
B	54,100,000	30%	USD	2.58	215	AA	07/25/34	09264DAE3	US09264DAE31
C	27,100,000	25%	USD	3.03	270	A	07/25/34	09264DAN3	US09264DAN30
D	27,100,000	20%	USD	3.30	475	BBB-	07/25/34	09264DAP8	US09264DAP87
LP	102,780,000		USD	--	--	NR	07/25/34	BCC3VFFW0	--

Note: Class D CLO Notes were retained by BlackRock DLF-C 2026, LLC.

Schedule III